                                  Exhibit 2.1

CONFIDENTIAL TREATMENT REQUESTED AS TO CERTAIN INFORMATION CONTAINED IN THIS
EXHIBIT 2.1 AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                                                                  CONFORMED COPY


================================================================================

                            ASSET PURCHASE AGREEMENT

                                      AMONG

                       MEDPOINTE INC., THE CPI DEVELOPMENT

                     CORPORATION, MEDPOINTE HEALTHCARE INC.,

                     INVERNESS MEDICAL INNOVATIONS, INC. AND

                              WL ACQUISITION CORP.

                                 AUGUST 7, 2002
================================================================================

                                TABLE OF CONTENTS

1.       Definitions..............................................................................................1

2.       Basic Transaction.......................................................................................10
         (a)      Purchase and Sale of Assets....................................................................10
         (b)      Assumption of Liabilities......................................................................10
         (c)      Purchase Price.................................................................................10
         (d)      The Closing....................................................................................11
         (e)      Deliveries at the Closing......................................................................11
         (f)      Delivery of Records and Contracts..............................................................12
         (g)      Procedures for Assets Not Transferred..........................................................12
         (h)      Sales and Transfer Taxes.......................................................................13
         (i)      Allocation.....................................................................................13

3.       Representations and Warranties of the Seller Parties....................................................13
         (a)      Organization of the Seller Parties.............................................................13
         (b)      Authorization of Transaction...................................................................14
         (c)      Noncontravention...............................................................................14
         (d)      Brokers' Fees..................................................................................14
         (e)      Title to Acquired Assets; Sufficiency of Assets................................................15
         (f)      Legal Compliance...............................................................................15
         (g)      Tax Matters....................................................................................16
         (h)      Intellectual Property..........................................................................16
         (i)      Contracts......................................................................................17
         (j)      Powers of Attorney.............................................................................18
         (k)      Litigation.....................................................................................18
         (l)      Employee Benefits..............................................................................18
         (m)      Employment Matters.............................................................................18
         (n)      Environmental, Health, and Safety Matters......................................................19
         (o)      Leased Real Property...........................................................................19
         (p)      Financial Statements; Undisclosed Liabilities..................................................20
         (q)      Regulatory Matters.............................................................................21
         (r)      Accounts Receivable and Inventory..............................................................23
         (s)      Absence of Certain Changes.....................................................................23
         (t)      Insurance......................................................................................25
         (u)      Warranty Matters...............................................................................25
         (v)      Customers, Distributors and Suppliers..........................................................25

4.       Representations and Warranties of the Buyer Parties.....................................................26
         (a)      Organization of the Buyer......................................................................26
         (b)      Authorization of Transaction...................................................................26
         (c)      Noncontravention...............................................................................27
         (d)      Brokers' Fees..................................................................................27


5.       Pre-Closing Covenants...................................................................................27
         (a)      General........................................................................................27
         (b)      Discussions with ***** +.......................................................................28
         (c)      Notices and Consents...........................................................................28
         (d)      Operation of Business..........................................................................29
         (e)      Full Access and Confidentiality................................................................31
         (f)      Notice of Developments.........................................................................32
         (g)      Exclusivity....................................................................................32
         (h)      Financial Information..........................................................................33
         (i)      Further Assurances.............................................................................33

6.       Conditions to Obligation to Close.......................................................................33
         (a)      Conditions to Obligation of the Buyer..........................................................33
         (b)      Conditions to Obligation of the Seller.........................................................35

7.       Remedies for Breaches of This Agreement.................................................................36
         (a)      Survival of Representations and Warranties.....................................................36
         (b)      Indemnification Provisions for Benefit of the Buyer............................................37
         (c)      Indemnification Provisions for Benefit of the Seller...........................................37
         (d)      Indemnification Claims.........................................................................38
         (e)      Limitations....................................................................................40
         (f)      Exclusive Remedy...............................................................................41

8.       Termination.............................................................................................41
         (a)      Termination of Agreement.......................................................................41
         (b)      Effect of Termination..........................................................................41

9.       Post-Closing Covenants..................................................................................42
         (a)      Financial Information..........................................................................42
         (b)      Tax Matters....................................................................................42
         (c)      Employees......................................................................................43
         (d)      Employee Benefit Matters.......................................................................43
         (e)      Non-Competition and Non-Solicit................................................................44
         (f)      Management Information Systems.................................................................45

10.      Miscellaneous...........................................................................................46
         (a)      Press Releases and Public Announcements........................................................46
         (b)      No Third-Party Beneficiaries...................................................................46
         (c)      Entire Agreement...............................................................................47
         (d)      Succession and Assignment......................................................................47
         (e)      Counterparts...................................................................................47
         (f)      Headings.......................................................................................47
         (g)      Notices........................................................................................47
         (h)      Governing Law..................................................................................48
         (i)      Amendments and Waivers.........................................................................48


+  Represents text omitted pursuant to a request for confidential treatment.
   The omitted material has been filed separately with the Securities and Exchange Commission.

                                      -ii-


         (j)      Severability...................................................................................48
         (k)      Expenses.......................................................................................48
         (l)      Construction...................................................................................49
         (m)      Incorporation of Exhibits, Annexes and Schedules...............................................49
         (n)      Bulk Transfer Laws.............................................................................49
         (o)      Consent to Jurisdiction........................................................................49
         (p)      Parent Guarantees..............................................................................49
         (q)      Time is of the Essence.........................................................................50

Annex A--Claims
Annex B--Contracts
Annex C--Excluded Contracts
Annex D--Excluded Assets
Annex E--Executive Retention Liabilities
Annex F--Receivables
Annex G--Records
Annex H--Tangible Personal Property
Annex I--Consents Required

Exhibit A--Form of Assignment and Assumption Agreement
Exhibit B--Form of Bill of Sale
Exhibit C--Form of Transition Services Agreement
Exhibit D--Form of Transitional Trademark License
Exhibit E--Form of Opinion of Counsel to the Seller
Exhibit F--Form of Opinion of Counsel to the Buyer
Exhibit G--Form of Employee Release
Exhibit H--Form of Buyer Severance Plan

Seller Disclosure Schedule--The Seller's Exceptions to Representations and Warranties
Buyer Disclosure Schedule--The Buyer's Exceptions to Representations and Warranties

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "AGREEMENT") entered into as of August 7, 2002, by and among MedPointe Healthcare Inc., a Delaware corporation (the "SELLER"), The CPI Development Corporation, a Delaware corporation ("CPI"), MedPointe Inc., a Delaware corporation ("MEDPOINTE"), WL Acquisition Corp., a Delaware corporation (the "BUYER") and Inverness Medical Innovations, Inc., a Delaware corporation ("IMI"). The Seller, CPI, MedPointe, the Buyer and IMI are referred to collectively herein as the "Parties."

         A. The Seller, through its Wampole Laboratories Division (the "DIVISION"), is engaged in the development, marketing, sale and distribution, and the procurement of the third-party manufacture of, in vitro diagnostic tests and test systems (all such businesses and operations as presently conducted, and as proposed to be conducted by the Seller, the "BUSINESS").

         B. The Seller desires to (i) sell, transfer and assign to Buyer, and Buyer desires to purchase from the Seller, the Business and the Acquired Assets (as hereinafter defined), and (ii) assign and transfer to Buyer, and Buyer desires to accept and assume, the Assumed Liabilities (as hereinafter defined), all on the terms and subject to the conditions set forth in this Agreement (such sales, transfers, assignments, purchases, acceptances and assumptions collectively, the "PURCHASE").

         Now, therefore, in consideration of the premises and the mutual promises, representations, warranties, covenants and agreements herein contained, and subject to the conditions herein set forth, the Parties agree as follows:

         1. DEFINITIONS. In this Agreement the following terms have the following meaning, respectively:

         "ACQUIRED ASSETS" means all of the assets, properties and business used in the conduct of, or held for use in connection with, the Business of every kind and description, tangible and intangible, real, personal or mixed, and wherever located, including without limitation all: (a) Tangible Personal Property, (b) Real Property, (c) Division Intellectual Property, (d) Contracts,
(e) Receivables, (f) Claims, (g) Governmental Licenses, and (h) Records; PROVIDED, HOWEVER, that the Acquired Assets shall not include the Excluded Assets.

         "ACQUISITION PROPOSAL" has the meaning set forth in Section 5(f)(ii) below.

         "ADJUSTED CLOSING WORKING CAPITAL" has the meaning set forth in Section 2(c)(ii) below.

         "ADJUSTMENT AMOUNT" has the meaning set forth in Section 2(c)(ii) below.

         "ADR PROCEDURE" has the meaning set forth in Section 7(d)(iv) below.

         "ADR SERVICE" has the meaning set forth in Section 7(d)(iv) below.

         "AGREED AMOUNT" has the meaning set forth in Section 7(d)(iii) below.

         "ANCILLARY DOCUMENTS" means (i) the Transition Services Agreement, (ii) the Assignment and Assumption Agreement, (iii) the Transitional Trademark License Agreement, (iv) the Bill of Sale, and (v) such other instruments of sale, transfer, conveyance, assignment, and assumption as are contemplated by
Section 2(e) below.

         "ASSIGNMENT AND ASSUMPTION AGREEMENT" means the assignment and assumption agreement to be entered into by the Buyer and the Seller substantially in the form attached hereto as Exhibit A.

         "ASSUMED LIABILITIES" means (a) the Closing Date Liabilities, (b) the Contract Liabilities, and (c) any Liabilities relating to the Business or the Division arising from any event, act, omission, condition or any other state of facts occurring or existing prior to the Closing consisting of product liability matters or product warranty claims unless such Liability was a result of an act of, omission of, or event or condition caused by, the Seller.

         "AUDIT ACCOUNTANTS" has the meaning set forth in Section 9(a)(i) below.

         "BANKRUPTCY AND EQUITY EXCEPTION" has the meaning set forth in Section 3(b) below.

         "BASE BALANCE SHEET" has the meaning set forth in Section 3(p) below.

         "BASE WORKING CAPITAL" means $12,354,482.00, which is the amount of Working Capital derived from the Base Balance Sheet.

         "BEAR STEARNS" has the meaning set forth in Section 3(d) below.

         "BILL OF SALE" means the bill of sale to be delivered by the Seller substantially in the form attached hereto as Exhibit B.

         "BUSINESS" has the meaning set forth in the recitals above.

         "BUYER" has the meaning set forth in the preface above.

         "BUYER DISCLOSURE SCHEDULE" has the meaning set forth in Section 4 below.

         "BUYER EMPLOYEE BENEFIT PLANS" has the meaning set forth in Section 9(d) below.

         "BUYER INDEMNIFIED PARTY" and "BUYER INDEMNIFIED PARTIES" have the meanings set forth in Section 7(b) below.

         "BUYER PARTIES" means, collectively, IMI and the Buyer.

         "CLAIM NOTICE" has the meaning set forth in Section 7(d)(ii) below.

         "CLAIMED AMOUNT" has the meaning set forth in Section 7(d)(ii) below.

         "CLAIMS" means all Insurance Claims, warranties and all other claims including claims in respect of deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of taxes) of or relating to the Business including without limitation those set forth on Annex A.

         "CLOSING" has the meaning set forth in Section 2(d) below.

         "CLOSING AMOUNT" has the meaning set forth in Section 2(c)(i) below.

         "CLOSING DATE" has the meaning set forth in Section 2(d) below.

         "CLOSING DATE ASSETS" means the Current Assets immediately prior to the Closing.

         "CLOSING DATE LIABILITIES" means the Current Liabilities immediately prior to the Closing.

         "CLOSING STATEMENT" has the meaning set forth in Section 2(c)(ii) below.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "CONFIDENTIAL INFORMATION" has the meaning set forth in the definition of "Intellectual Property" below.

         "CONFIDENTIAL MATTERS" means confidential documents, material and other information, but does not include any information which (i) at the time of disclosure or thereafter is generally known by the public (other than as a result of its disclosure by a Party bound to keep such information confidential pursuant to this Agreement) or (ii) was or becomes available to any Party on a non-confidential basis from a Person not otherwise bound by a confidentiality agreement with the owner of the information and not otherwise prohibited from transmitting the information to the recipient Party.

         "CONTINGENT WORKERS" means any independent contractor, temporary employee, leased employee or any other servant or agent employed or used primarily with respect to the operation of the Division who is compensated other than through the Seller's payroll department with wages reportable on a Form W-2.

         "CONTRACT LIABILITIES" means the Liabilities arising under the Contracts due to actions taken or omitted to be taken by the Buyer Parties from and after the Closing and the Liabilities arising under Contracts entered into by the Seller between the date hereof and the Closing in the Ordinary Course of Business and as permitted by this Agreement; PROVIDED, HOWEVER, that the Contract Liabilities shall not include (i) any Liabilities under any Employee Benefit Plan, whether arising before or after the Closing Date, including, without limitation, employee or employer contributions to any employee benefit or pension plan and obligations and liabilities of the Seller for payroll, severance pay, accrued vacation, personal days, sick leave and other compensation, (ii) any other Liabilities or obligations to any Employees, former Employees or Contingent Workers with respect to or arising out of any actions taken or omissions to act on or before the Closing Date and (iii) any Liabilities of the Business or the Division arising under any intercompany payables or under any other Liability or obligation of the Business or the Division to the Seller or any of its affiliates.

         "CONTRACTS" means the agreements, contracts, leases, subleases, indentures, mortgages, instruments, documents and commitments creating Security Interests in the properties or assets of other Persons, guaranties provided in support of the obligations of other Persons, customer orders, purchase orders, dealer and distributorship agreements, supply agreements, development agreements, licenses, sublicenses, joint venture agreements, partnership agreements and other similar arrangements and commitments of or relating primarily to the Business, the Acquired Assets or the Leased Real Property (including any rights thereunder) including without limitation those set forth on Annex B hereto, but excluding this Agreement, the Ancillary Documents and the contracts set forth on Annex C hereto.

         "CONTROLLING PARTY" has the meaning set forth in Section 7(d)(i) below.

         "CONVERSION" has the meaning set forth in Section 9(f)(i) below.

         "COPYRIGHTS" has the meaning set forth in the definition of "Intellectual Property" below.

         "CPI" has the meaning set forth in the preface above.

         "CURRENT ASSETS" means all claims receivable, net accounts receivable, royalties receivable, other receivables, travel fund clearing, prepaid expenses and net inventories of the Division, determined in accordance with GAAP with such modifications as are set forth in Section 3(p) of the Seller Disclosure Schedule.

         "CURRENT LIABILITIES" means all notes payable, accounts payable, accrued liabilities, royalties payable, other taxes payable (other than income taxes), the Executive Retention Liabilities and deferred compensation of the Division, determined in accordance with GAAP with such modifications as are set forth in Section 3(p) of the Seller Disclosure Schedule, PROVIDED, HOWEVER, that in no event shall Current Liabilities include accruals for the Excluded Liabilities.

         "CUSTOMERS AND DISTRIBUTORS" has the meaning set forth in Section 3(u) below.

         "DAMAGES" has the meaning set forth in Section 7(b) below.

         "DISPUTE" has the meaning set forth in Section 7(d)(iii) below.

         "DIVISION" has the meaning set forth in the recitals above.

         "DIVISION INTELLECTUAL PROPERTY" means all Intellectual Property owned by the Seller and used or held for use by the Division or owned by the Seller and used or held for use in the Business, except, in each case, for the Retained Marks.

         "EMPLOYEE" means any employee of the Seller employed primarily in the operation of the Division, other than Contingent Workers.

         "EMPLOYEE BENEFIT PLAN" means each "employee benefit plan" (as such term is defined in ERISA Section 3(3)) and each other material employee benefit plan, program or arrangement under which employees or former employees of the Division participate or otherwise are entitled to benefits.

         "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(2).

         "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(1).

         "ENCUMBRANCE" means any lien, assessment, claim, right, judgment, charge, mortgage, pledge, security interest, restriction on transfer, easement, covenant, encroachment or encumbrance of any sort.

         "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" means all federal, state, local and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ESCROW AGREEMENT" means the Cash Escrow Agreement dated as of July 12, 2002, by and among the Buyer, the Seller and State Street Bank and Trust Company, N.A.

         "EXCLUDED ASSETS" means (i) the Tax Returns and Tax records of the Seller, the Seller's corporate charter, the Seller's qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation, (ii) any assets, contracts or records related to or maintained in connection with any Employee Benefit Plan, (iii) any cash and cash equivalents (including marketable securities and short term investments), (iv) any of the rights of the Seller under this Agreement or the Ancillary Documents, and (v) those assets set forth in Annex D hereto.

         "EXCLUDED LIABILITIES" means any and all Liabilities of the Seller or any of its affiliates whether or not related to the Business that are not explicitly Assumed Liabilities, including without limitation, (i) all Liabilities under any Employee Benefit Plan, whether arising before or after the Closing Date, including, without limitation, employee or employer contributions to any employee benefit or pension plan and obligations and liabilities of the Seller for payroll, severance pay and other compensation, (ii) all other Liabilities or obligations to any Employees, former Employees or Contingent Workers with respect to or arising out of any actions taken or omissions to act on or before the Closing Date, (iii) any Liabilities of the Business or the Division arising under any intercompany payables or under any other Liability or obligation of the Business or the Division to the Seller or any of its affiliates, and (iv) Liabilities of the Business or the Division for income taxes incurred or related to periods prior to the Closing Date.

         "EXECUTIVE RETENTION LIABILITIES" means the amounts set forth on Annex E payable to certain Employees pursuant to the retention and severance agreements between each of these Employees and the Seller.

         "EXPECTED CLAIM NOTICE" has the meaning set forth in Section 7(a) below.

         "FDA" has the meaning set forth in Section 3(q)(i) below.

         "FINAL STATEMENT" has the meaning set forth in Section 2(c)(ii) below.

         "FOREIGN AUTHORITIES" has the meaning set forth in Section 3(q)(i) below.

         "GAAP" means United States generally accepted accounting principles.

         "GOVERNMENTAL ENTITY" means any federal, state, local or foreign governmental or regulatory authority, agency, commission, body or other governmental entity.

         "GOVERNMENTAL FILINGS" has the meaning set forth in Section 5(c) below.

         "GOVERNMENTAL LICENSES" mean the franchises, approvals, authorizations, filings, permits, licenses, notices, orders, registrations, certificates, variances, consents and similar rights obtained from any federal, state, local or foreign government of or relating to the Business, the Leased Real Property or are otherwise included in the Acquired Assets, but only to the extent transferable by their terms.

         "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "HISTORICAL FINANCIAL INFORMATION" has the meaning set forth in Section 9(a)(i) below.

         "IMI" has the meaning set forth in the preface above.

         "INCOME TAX" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

         "INCOME TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

         "INDEMNIFIED PARTY" has the meaning set forth in Section 7(d)(i) below.

         "INDEMNIFYING PARTY" has the meaning set forth in Section 7(d)(i) below.

         "INITIAL PURCHASE PRICE" has the meaning set forth in Section 2(c)(i) below.

         "INSURANCE CLAIMS" means any and all rights of an insured party in respect of insurance claims to the extent related to the Business or to the Acquired Assets.

         "INTELLECTUAL PROPERTY" means (i) patents, patent applications, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, "PATENTS"); (ii) trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (collectively, "MARKS"); (iii) copyrights in both published and unpublished works and all copyright registrations and applications (collectively, "COPYRIGHTS"); (iv) know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, blueprints, flow charts, models, prototypes and techniques (collectively, "CONFIDENTIAL INFORMATION"); and (v) all claims relating thereto, including goodwill and claims of infringement against third parties.

         "INVENTORY" means all raw materials, packaging materials and finished goods of or relating to the Business.

         "KNOWLEDGE OF THE SELLER" means the knowledge that any of John Bridgen, Douglas E. Cooper, Jean Zych, Joe Vacante, Paul Herendeen and Beth Hecht actually has or reasonably ought to have in the prudent exercise of his or her duties.

         "LEASED REAL PROPERTY" has the meaning set forth in Section 3(n) below.

         "LIABILITIES" means all liabilities, obligations, guarantees, damages, losses, debts, Claims, demands, judgments, fines, penalties or settlements of any nature or kind, including indebtedness, whether known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, past, present or future, whether incurred prior to, at or after the Closing, including all costs and expenses (legal, accounting or otherwise) relating thereto.

         "MARKS" has the meaning set forth in the definition of "Intellectual Property" above.

         "MEDPOINTE" has the meaning set forth in the preface above.

         "NEW YORK COURTS" has the meaning set forth in Section 10(o) below.

         "NON-CONTROLLING PARTY" has the meaning set forth in Section 7(d)(i) below.

         "NON-SALES EMPLOYEE BONUS PLAN" has the meaning set forth in Section 9(d)(i) below.

         "NOTIFICATION OF SUIT" has the meaning set forth in Section 7(d)(i) below.

         "ORACLE MIGRATION" has the meaning set forth in Section 9(f)(ii) below.

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with Seller's past custom and practice (including with respect to quantity and frequency).

         "PARTY" has the meaning set forth in the preface above.

         "PATENTS" has the meaning set forth in the definition of "Intellectual Property" above.

         "PERMITTED ENCUMBRANCES" means (a) Taxes, assessments and other governmental levies, fees or charges imposed which are not due and payable as of the Closing Date; and (b) mechanics liens and similar liens for labor, materials or supplies incurred in the Ordinary Course of Business for amounts which are not due and payable.

         "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "PRE-CLOSING PERIOD" has the meaning set forth in Section 5(b)(i) below.

         "PRO FORMA INFORMATION" has the meaning set forth in Section 9(a)(ii) below.

         "PRODUCTS" means those diagnostic testing products (including, without limitation, the various ELISA test kits and the Rapid Test), laboratory automation products and other products and their components designed, manufactured, marketed, sold and/or distributed by the Division.

         "PURCHASE" has the meaning set forth in the recitals above.

         "PURCHASE PRICE" has the meaning set forth in Section 2(c)(i) below.

         "PURCHASE PRICE ADJUSTMENT" has the meaning set forth in Section 2(i) below.

         "REAL PROPERTY" means all rights of the Seller Parties in respect of the Leased Real Property (including subleaseholds) described in Section 3(o) of the Seller Disclosure Schedule and all improvements, fixtures and fittings therein, and easements, rights-of-way, and other appurtenances thereto (such as appurtenant rights in and to public streets).

         "RECEIVABLES" means the accounts, notes, and other receivables of or relating to the Business, including without limitation those set forth on Annex F hereto.

         "RECORDS" means all books, records, ledgers, files, documents, correspondence, price lists, customer lists and all files and records related thereto, supplier lists and all files and records related thereto, parts lists, vendor lists and all files and records related thereto, sales agent lists and all files and records related thereto, research and development files, data and laboratory books, media materials, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other similar printed or written materials or other electronic records used in the conduct of, or that relate to, the Acquired Assets, the Business or the Leased Real Property or are necessary for the conduct of the Business, including without limitation those listed on Annex G hereto.

         "RESPONSE" has the meaning set forth in Section 7(d)(iii) below.

         "RETAINED MARKS" means all right, title and interest the "MEDPOINTE", "MEDPOINTE HEALTHCARE" and "CARTER WALLACE" marks.

         "SAP LICENSE AGREEMENT" means the agreement by and between SAP America Inc. and the Seller dated as of May 1, 2002.

         "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "SELLER" has the meaning set forth in the preface above.

         "SELLER DISCLOSURE SCHEDULE" has the meaning set forth in Section 3 below.

         "SELLER INDEMNIFIED PARTY" and "SELLER INDEMNIFIED PARTIES" have the meanings set forth in Section 7(c) below.

         "SELLER PARTIES" means, collectively, MedPointe, CPI and the Seller.

         "SUPPLIERS" has the meaning set forth in Section 3(u) below.

         "TANGIBLE PERSONAL PROPERTY" means all tangible personal property, including without limitation Inventory, machinery, equipment, furniture, vehicles, tools, instruments, spare parts, pallets, office and laboratory equipment, materials, fuel, cell lines and other similar personal property not normally included in inventory, and all other assets of, or relating to, the Business including without limitation those assets listed on Annex H hereto.

         "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "TRANSFERRED EMPLOYEE" has the meaning set forth in Section 9(c)(i) below.

         "TRANSITION SERVICES AGREEMENT" means the Transition Services Agreement to be entered into by the Buyer and the Seller substantially in the form attached hereto as Exhibit C.

         "TRANSITIONAL TRADEMARK LICENSE AGREEMENT" means the transitional trademark license agreement to be entered into by the Buyer and the Seller substantially in the form attached hereto as Exhibit D.

         "***** +" has the meaning set forth in Section 5(b)(i) below.

         "WORKING CAPITAL" means the excess, if any, of the Current Assets over the Current Liabilities, as of a specified date.

         2. BASIC TRANSACTION.

            (a) PURCHASE AND SALE OF ASSETS. On and subject to the terms and conditions of this Agreement, the Buyer shall purchase from the Seller, and the Seller shall sell, transfer, convey, assign and deliver to the Buyer, all of the rights, title and interests that the Seller has the right to transfer in and to the Acquired Assets (which, at least in the case of the Closing Date Assets, shall consist of good title, free and clear of all Encumbrances other than Permitted Encumbrances) at the Closing for the consideration specified below in this Section 2.

         (b) ASSUMPTION OF LIABILITIES. On and subject to the terms and conditions of this Agreement, the Buyer shall assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to, and the Seller or its affiliates, as the case may be, shall remain liable and responsible for, any other obligation or Liability of the Seller or its affiliates that is not an Assumed Liability. From and after the Closing, the Buyer shall be responsible for all Liabilities of the Business or the Division arising from any event, act, omission, condition or any other state of facts occurring after the Closing.

         (c) PURCHASE PRICE.

             (i) The Buyer agrees to pay to the Seller at the Closing Sixty-Nine Million Dollars ($69,000,000) (the "CLOSING AMOUNT" and together with the $1,000,000 deposit previously paid by the Buyer to the Seller under the Escrow Agreement, the "INITIAL PURCHASE PRICE") by delivery of cash in such amount by wire transfer or delivery of other immediately available funds. The Initial Purchase Price shall be subject to adjustment as provided in Section 2(c)(ii) (the Initial Purchase Price as so adjusted, the "PURCHASE PRICE").

             (ii) The Seller has previously delivered to the Buyer the Base Balance Sheet, which has been prepared in accordance with GAAP with only such modifications as are set forth in Section 3(p) of the Seller Disclosure Schedule. No later than 60 days after the Closing, the Buyer will prepare and deliver to the Seller a final statement (the "FINAL STATEMENT") setting forth as of the Closing Date the Division's actual Working Capital as of the Closing Date, adjusted to exclude the Executive Retention Liabilities related to Messrs. Cooper and Vacante and Ms. Zych from Current Liabilities (the "ADJUSTED CLOSING WORKING CAPITAL"). Such Final Statement shall be prepared in accordance with GAAP with only such modifications as are set forth in Section 3(p) of the Seller Disclosure Schedule. Within 20 days following the delivery of such Final Statement, (A) if the Base Working Capital exceeds the Adjusted Closing Working Capital, the Seller shall pay the entire difference to the Buyer, or (B) if the Adjusted Closing Working Capital exceeds the Base Working Capital, the Buyer shall pay the entire difference to the

+ Represents text omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

         Seller (in any such case, the "ADJUSTMENT AMOUNT"). The Adjustment Amount shall be paid by wire transfer, as directed by the Party to whom the Adjustment Amount is due. The "Purchase Price" shall be an amount equal to the Initial Purchase Price (I) less the Adjustment Amount, if any, that is owed by the Seller or (II) plus the Adjustment Amount, if any, that is owed by the Buyer.

             (iii) In the event the Seller objects to the amounts shown on the Final Statement, the Seller shall notify the Buyer in writing of such objection within the 20-day period following the delivery thereof, stating in such written objection the reasons therefor and setting forth the Seller's calculation of the Adjustment Amount. Upon receipt by the Buyer of such written objection, the Buyer and the Seller shall attempt to resolve the disagreement concerning the Adjustment Amount through negotiation. If the Buyer and the Seller cannot resolve such disagreement concerning the Adjustment Amount within 20 days following the end of the foregoing 20-day period, the Buyer and the Seller shall submit the matter for resolution to a nationally recognized independent firm of certified public accountants not affiliated with either the Buyer or the Seller, with the costs thereof to be shared equally by the Buyer and the Seller. Such accounting firm shall deliver a statement setting forth its own calculation of the Adjustment Amount within 30 days of the submission of the matter to such firm (which calculation, absent manifest error, shall be binding and conclusive on the Buyer and the Seller and not subject to appeal). If such accounting firm determines that there is an Adjustment Amount to be paid, the Party owing the Adjustment Amount shall pay to the Party to whom the Adjustment Amount is due the Adjustment Amount shown to be due on the statement of such accounting firm promptly in the manner provided above, but in no event later than 10 days following the delivery of such statement by such accounting firm to the Buyer and the Seller.

         (d) THE CLOSING. Subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Kirkland & Ellis, in New York, New York, commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "CLOSING DATE"); provided that no Party shall be obligated to close prior to September 16, 2002. The Closing shall be deemed to take place as of the Seller's close of business in the State of New Jersey on the Closing Date.

         (e) DELIVERIES AT THE CLOSING. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6(a) below; (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 6(b) below; (iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer (A) the Assignment and Assumption Agreement, (B) the Transitional Trademark License Agreement, (C) the Bill of Sale, and (D) such other instruments of sale, transfer, conveyance, and assignment as may be required to give effect to the Purchase or as the Buyer and its counsel reasonably may request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Seller (A) the Assignment and Assumption Agreement, (B) the Transitional Trademark License Agreement, and (C) such other instruments of assumption as may be required to give effect to the Purchase or as the Seller and its counsel reasonably may request; (v) the Seller will deliver to the Buyer evidence reasonably satisfactory to the Buyer of the discharge of all Encumbrances on the Acquired Assets other than Permitted Encumbrances, and (vi) the Buyer will deliver to the Seller the Closing Amount specified in Section 2(c)(i) above.

         (f) DELIVERY OF RECORDS AND CONTRACTS. At the Closing, the Seller will deliver or cause to be delivered to the Buyer all of the Contracts, with such assignments thereof and the consents to assignments of the Contracts listed on Annex I. The Seller shall also deliver or cause to be delivered to the Buyer at the Closing, all of the Records and the Seller shall take all requisite steps to put the Buyer in actual possession and operating control of the Acquired Assets and business of Seller relating to the Business. After the Closing, the Buyer shall afford to the Seller and its accountants and attorneys reasonable access to the Records delivered to the Buyer under this Section and shall permit the Seller, at the Seller's expense, to make extracts and copies therefrom, and the Seller shall afford to the Buyer and its accountants and attorneys reasonable access to the records maintained by the Seller relating to the Business or the Division and shall permit the Buyer, at the Buyer's expense, to make extracts and copies therefrom.

         (g) PROCEDURES FOR ASSETS NOT TRANSFERRED. If any of the Contracts or any other property or rights included in the Acquired Assets is not assignable or transferable either by virtue of the provisions thereof or under applicable law without the consent of some party or parties, including Governmental Entities, and any such consent is not obtained prior to the Closing, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof and, unless otherwise agreed between the Buyer and the Seller with respect to such Contract, property or rights, the Buyer shall not assume the Seller's obligations with respect thereto, but the Seller shall use all commercially reasonable efforts to obtain any such consent as soon as possible after the Closing or, if and until any such consent is not obtained, use all commercially reasonable efforts to otherwise obtain or provide for the Buyer the practical benefit of such Contract, property or rights and the Buyer shall use all commercially reasonable efforts to assist in that endeavor. The Seller, at its expense, will use diligent efforts and cooperate with the Buyer to obtain novation agreements to the extent required by law for any government contracts included in the Acquired Assets. In the event that any purchase order included in the Acquired Assets is not assigned by the Seller by reason of the foregoing provisions of this Section 2(g), the Buyer agrees to purchase from the Seller at the contract price all property thereunder which the Seller is obligated to purchase after the Closing and the Seller agrees to buy such property and then to resell the same to the Buyer at such price. In the event that any sales order included in the Acquired Assets is not assigned by the Seller by reason of the foregoing provisions of this Section 2(g), the Buyer agrees to sell to the Seller any products required to complete such contracts after the Closing at the same price provided for therein and otherwise to complete such contracts on behalf of the Seller and the Seller agrees to purchase the same from the Buyer at such price. If either the Buyer or the Seller fails to comply with the provisions of this Section 2(g), the Seller or the Buyer, as the case may be, may on its own behalf undertake to complete such contracts and collect amounts due thereunder in its own name.

         (h) SALES AND TRANSFER TAXES. All sales and transfer taxes, fees and duties under applicable law incurred in connection with this Agreement or the transactions contemplated hereby shall be borne and paid equally by the Buyer and the Seller.

         (i) ALLOCATION. The Purchase Price will be allocated (the "PURCHASE PRICE ALLOCATION") among the Acquired Assets for Tax purposes. As promptly as practicable after the Closing Date, but in any case within 60 days thereafter, the Buyer, after consultation with the Seller, shall prepare or cause to be prepared, and shall submit to the Seller, a draft version of the Purchase Price Allocation, which shall be prepared in accordance with Section 1060 of the Code and the rules and regulations thereunder. On or prior to the fifteenth day after the Seller receives the draft Purchase Price Allocation, the Seller shall either
(i) consent thereto or (ii) notify the Buyer that it disagrees with the Purchase Price Allocation, such notice to describe with reasonable specificity each item in dispute and the reasons therefor. The Buyer and the Seller shall attempt in good faith to resolve any items that are in dispute. If the Buyer and the Seller have been unable to resolve their differences within 15 days after the Buyer has been notified of the Seller's disagreement with the Purchase Price Allocation, then any remaining issues shall be submitted to a nationally-recognized accounting firm mutually acceptable to the Parties to resolve in a final and binding manner after hearing the views of both Parties. The fees and expenses of such accounting firm shall be borne equally by the Buyer and the Seller.

         3. REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES. Each of the Seller Parties represents and warrants to each of the Buyer Parties that the statements contained in this Section 3 are true, correct and complete, except as set forth in the corresponding section of the disclosure schedule of the Seller accompanying this Agreement (the "SELLER DISCLOSURE SCHEDULE"). The Seller Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

         (a) ORGANIZATION OF THE SELLER PARTIES.

             (i) Each of the Seller Parties is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. The copies of the charter documents of each of the Seller Parties, as amended to date, and of the bylaws of each of the Seller Parties, as amended to date, and heretofore delivered to the Buyer's counsel, are complete and correct, and no amendments thereto are pending. Each of the Seller Parties is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the business, assets, liabilities, properties, financial condition or results of operations of the Business as it is currently conducted by the Seller.

             (ii) None of the Business is conducted by, and none of the Acquired Assets are owned or held by, any subsidiaries or affiliates of the Seller.

         (b) AUTHORIZATION OF TRANSACTION. Each of the Seller Parties has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to or as contemplated by this Agreement and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and each such other agreement, document and instrument by each of the Seller Parties have been duly authorized by all necessary corporate action of such Seller Party, and no other action on the part of such Seller Party is required in connection therewith. This Agreement and each agreement, document and instrument to be executed and delivered by any of the Seller Parties pursuant to or as contemplated by this Agreement constitute, or when executed and delivered by such Seller Party will constitute, the valid and legally binding obligations of such Seller Party, enforceable in accordance with their respective terms and conditions, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies (the "BANKRUPTCY AND EQUITY EXCEPTION").

         (c) NONCONTRAVENTION. The execution, delivery and performance of this Agreement and each agreement, document and instrument to be executed and delivered by the Seller pursuant to or as contemplated by this Agreement does not and will not, and the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will not (i) contravene, conflict with, or result in a breach or violation of any constitution, statute, regulation, rule, injunction, judgment, order, writ, award, decree, ruling, charge, or other restriction of any Governmental Entity to which the Seller is, or its assets or properties are, subject, (ii) contravene, conflict with or result in a violation or breach of any provision of the charter or bylaws of the Seller or (iii) except as set forth in Section 3(c) of the Seller Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to (whether immediately, or after notice or the passage of time, or both) accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease (including with respect to the Leased Real Property), license, instrument, indenture, loan or credit agreement, mortgage, lien, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets (including the Acquired Assets) is subject (or result in the creation or imposition of any Security Interest upon any of its assets, including the Acquired Assets). Except for the notices required under the Hart-Scott-Rodino Act, the Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

         (d) BROKERS' FEES. Except with respect to Bear, Stearns & Co. Inc. and its affiliates ("BEAR STEARNS"), the fees and expenses of which are the sole responsibility of the Seller Parties, none of the Seller Parties has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated. MedPointe, CPI or the Seller shall pay all fees and expenses due to Bear Stearns in connection with the transaction contemplated hereby.

         (e) TITLE TO ACQUIRED ASSETS; SUFFICIENCY OF ASSETS.

             (i) The Seller has good title to, or a valid leasehold interest in, the Acquired Assets other than the Division Intellectual Property (which is the subject of Section 3(h) below) and the Seller has and will convey at the Closing good title to, or a valid leasehold interest in, all of its personal property, tangible and intangible, included in the Acquired Assets, other than the Division Intellectual Property (which is the subject of Section 3(h)), free and clear of any Encumbrances, other than Permitted Encumbrances.

             (ii) The Acquired Assets other than the Division Intellectual Property (which is the subject of Section 3(h) below) and the Excluded Assets are all of the assets (other than Intellectual Property) used or held for use in or owned or possessed by or arising from the operation of the Business. Except as set forth in Section 3(e)(ii) of the Seller Disclosure Schedule, the machinery and equipment included in the Acquired Assets (A) are in good working order (reasonable wear and tear excepted, and in each case taking into account age), (B) have been and shall through the Closing be maintained in a manner consistent with the past maintenance practices of the Seller, and (C) are usable in the Ordinary Course of Business.

             (iii) Except as specifically set forth in Section 3(e)(iii) of the Seller Disclosure Schedule, the Acquired Assets other than the Division Intellectual Property (which is the subject of Section 3(h)), when taken together with the services to be performed by the Seller under the Transition Services Agreement, constitute all of the assets and services necessary (other than Intellectual Property) for the operation of the Business as currently conducted.

         (f) LEGAL COMPLIANCE. Except as set forth in Section 3(f) of the Seller Disclosure Schedule, (i) the Seller holds, and is in compliance with the terms of, all Governmental Licenses material to the current conduct of the Business,
(ii) no fact exists or event has occurred, and no action or proceeding is pending or, to the Knowledge of the Seller, threatened, that has a reasonable likelihood of resulting in a revocation, nonrenewal, termination, suspension or other impairment of any Governmental Licenses, (iii) with respect to the Business, the Seller has complied with, and the Business is being conducted in compliance with, all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of Governmental Entities that are applicable to the ownership, operation or use of any of the Acquired Assets or the conduct of the Business, except, with respect to the matters described in this clause (iii), where the failure to comply would not, individually or in the aggregate, have a material adverse effect upon the business, assets, liabilities, properties, financial condition or results of operations of the Business as it is currently conducted by the Seller, and (iv) to the Knowledge of the Seller, with respect to the Business, no investigation or review by any Governmental Entity with respect to the Seller (including the Division) is ongoing, pending or threatened or has been undertaken within the past five (5) years.

         (g) TAX MATTERS.

             (i) The Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Seller (whether or not shown on any Income Tax Return) have been paid. There are, and on the Closing Date there will be, no Encumbrances for Taxes, other than Permitted Encumbrances, upon any of the Acquired Assets. The Seller is currently not a beneficiary of any extension of time within which to file any Tax Return.

             (ii) There is no material dispute or claim concerning any Tax liability of the Seller (A) claimed or raised by any authority in writing or (B) to the Knowledge of the Seller, based upon personal contact with any agent of such authority.

             (iii) Section 3(g) of the Seller Disclosure Schedule lists all Income Tax Returns filed with respect to the Seller for taxable periods ended on or after December 31, 1997, indicates those Income Tax Returns that have been audited, and indicates those Income Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller since December 31, 1997.

             (iv) The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

             (v) The Seller is not a party to any Tax allocation or sharing agreement.

         (h) INTELLECTUAL PROPERTY.

             (i) Section 3(h)(i) of the Seller Disclosure Schedule identifies the patents, patent applications, copyright registrations and registered and material unregistered trademarks owned by the Seller and used by the Division other than the Retained Marks and identifies each material license, agreement, or other permission which the Seller has granted to any third party any right to use the Division Intellectual Property or received from any third party any right to use the Intellectual Property of such third party (other than with respect to off-the-shelf computer software).

             (ii) Except as set forth in Section 3(h)(ii) of the Seller Disclosure Schedule:

                  (A) the Division Intellectual Property constitutes all of the
              Intellectual Property owned by the Seller that is necessary for the operation of the Business as currently conducted by the Seller other than the Retained Marks;

                  (B) to the Knowledge of the Seller:

                      (1) except with respect to computer software and any
                  Intellectual Property related thereto (which is the subject of subsection (2), below) the Division Intellectual Property together with the Intellectual Property licensed by the Seller from third-parties pursuant to the Contracts constitutes all Intellectual Property necessary for the operation of the Business as currently conducted by the Seller;

                      (2) with respect to computer software and any Intellectual
                  Property related thereto, the Division Intellectual Property together with the Intellectual Property licensed by the Seller from third-parties pursuant to the Contracts constitutes all Intellectual Property necessary for the operation of the Business as currently conducted by the Seller. For the purposes of this subsection (2) only, the "Knowledge of the Seller" shall be deemed to include the knowledge that Tony Vaccarelli actually has or reasonably ought to have in the prudent exercise of his duties;

                  (C) the Seller has not received written notice alleging that the Business infringes or conflicts with the rights of any other Person under any Intellectual Property within the two years prior to the date of this Agreement and (1) to the Knowledge of the Seller, there are no reasonable grounds for the same with respect to the Products distributed by the Seller on behalf of third parties and (2) there are no reasonable grounds for the same with respect to Products owned by the Seller (excluding those distributed on behalf of third parties);

                  (D) the written works used in the Business as currently
              conducted does not infringe any United States copyright of any third party, and the Seller has not misappropriated any trade secrets used in the Business as of the Closing Date;

                  (E) the Seller has not received any written notice alleging that any of the Division Intellectual Property is invalid or unenforceable within the two years prior to the date of this Agreement;

                  (F) to the Knowledge of the Seller, there is no violation or infringement by a third party of any of the Division Intellectual Property and, to the Knowledge of the Seller, there is no violation or infringement of the Intellectual Property of third parties that the Division is authorized to use pursuant to the Contracts; provided however, Buyer acknowledges that Seller does not police or investigate any infringement of such third party intellectual property and it is not within the prudent exercise of the duties of the Seller's employees to do so; and

                  (G) the Seller has used its commercially reasonable efforts to protect the trade secrets included in the Division Intellectual Property, including by having those Persons with access to material trade secrets of the Business execute agreements governing the disclosure of such trade secrets or agree to abide by policies of the Seller regarding the same.

         (i) CONTRACTS. The Seller has delivered to the Buyer correct and complete copies of the Contracts to the Buyer. Except as set forth in Section 3(i) of the Seller Disclosure Schedule, each Contract is in full force and effect. Except as set forth in Section 3(i) of the Seller

Disclosure Schedule, the Seller has not received any notice or other written communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract except where such violation, breach or default would not, individually or in the aggregate, have a material adverse effect on the business, assets, liabilities, properties, financial condition or results of operations of the Business as currently conducted by the Seller.

         (j) POWERS OF ATTORNEY. Except as set forth on Section 3(j) of the Seller Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Seller relating to the Division or involving any Acquired Asset.

         (k) LITIGATION. Section 3(k) of the Seller Disclosure Schedule sets forth each instance (i) in which the Seller (with respect to the Division or the Business) or the Division is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, (ii) in which the Seller (with respect to the Division or the Business) or the Division is a party to any litigation, action, suit, proceeding, hearing, administrative claim or investigation of, in, or before any court, arbitrator or Governmental Entity, (iii) in which any such litigation, action, suit, proceeding, hearing, administrative claim, or investigation (A) to the Knowledge of the Seller, is threatened against the Seller (with respect to the Division or the Business) or the Division, or (B) involves, or to the Knowledge of the Seller, is threatened against, an agent of the Seller (with respect to the Division or the Business) or the Division or such other Person with respect to whom the Seller owes a duty of indemnification related to or arising from the Division or the Business.

         (l) EMPLOYEE BENEFITS. Section 3(l) of the Seller Disclosure Schedule lists each Employee Benefit Plan. Each Employee Benefit Plan which is intended to meet the requirements of a "qualified plan" under Code ss.401(a) has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code ss.401(a) and, to the Knowledge of the Seller, has been qualified under Code ss.401(a) since the effective date of such Employee Benefit Plan.

         (m) EMPLOYMENT MATTERS.

             (i) Section 3(m)(i) of the Seller Disclosure Schedule is a complete and accurate list of all Employees and Contingent Workers as of the date specified on such list.

             (ii) Except as set forth in Section 3(m)(ii) of the Seller Disclosure Schedule, (A) no labor union or other entity represents or, to the Knowledge of the Seller, seeks to represent for purposes of collective bargaining any of the Employees or Contingent Workers and, to the Knowledge of the Seller, no question concerning representation exists with respect to such individuals; (B) there is no collective bargaining or similar agreement or any arrangement with any labor union or other entity, or work rules or practices agreed to with any labor union or other entity applicable to any of the Employees or Contingent Workers; (C) the Seller is in compliance in all material respects with all applicable regulations respecting fair employment practices, terms and conditions of employment, and wages and hours with respect to Employees and Contingent Workers; (D) there are no formal or informal grievances, complaints or charges with respect to employment or labor matters (including, without limitation, charges of employment discrimination, retaliation or unfair labor practices) related to the business of the Division pending or, to the Knowledge of the Seller, threatened in any judicial, regulatory or administrative forum, or under any dispute resolution; (E) none of the employment policies or practices of the Seller is currently being audited or investigated or, to the Knowledge of the Seller, subject to imminent audit or investigation by any Governmental Entity; (F) the Seller is not subject to any consent decree, court order or settlement in respect of any labor or employment matters with respect to the operation of the Division; (G) to the extent that any Contingent Workers are employed in connection with the operation of the Division, they are properly classified and treated in accordance with applicable laws and for purposes of all Employee Benefit Plans and perquisites; and (H) there is no policy, plan or program of paying severance pay or any form of severance compensation in connection with the termination of any Employee.

         (n) ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS.

             (i) To the Knowledge of the Seller, the Division is in compliance with Environmental, Health, and Safety Requirements, except for such noncompliance as would not, individually or in the aggregate, have a material adverse effect on the business, assets, liabilities, properties, financial condition or results of operations of the Business as currently conducted by the Seller.

             (ii) The Division has not received any written notice, report or other information of any pending, or to the Knowledge of Seller threatened, claims, actions or proceedings regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Division or its facilities or the Acquired Assets arising under Environmental, Health, and Safety Requirements, the subject of which would have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, properties, financial condition or results of operations of the Business.

             (iii) Except for those representations and warranties contained in
         Section 3(q) (Regulatory Matters) hereof, this Section 3(n) contains the sole and exclusive representations and warranties of the Seller with respect to any matters arising under any Environmental, Health, and Safety Requirements.

         (o) LEASED REAL PROPERTY. All of the real property leased by the Seller which is primarily used in the Business is identified in Section 3(o) of the Seller Disclosure Schedule (the "LEASED REAL PROPERTY").

             (i) LEASEHOLD INTEREST OF THE SELLER. Except as set forth in
         Section 3(o) of the Seller Disclosure Schedule, the Seller has good, valid and enforceable leasehold interests to the leasehold estate in the Leased Real Property granted to the Seller pursuant to each pertinent lease, in each case free and clear of all Encumbrances, excluding real property taxes not yet due and payable and subject only to the right of reversion of the lessor. All leases relating to Leased Real Property are identified in Section 3(o) of the Seller Disclosure Schedule, and true and complete copies thereof have been delivered to the Buyer. The Seller is not in default under any of said leases and there is no event which, with notice or the passage of time, or both, would give rise to such a default.

             (ii) CONDITION OF LEASED REAL PROPERTY. To the Knowledge of the Seller, except as set forth in Section 3(o) of the Seller Disclosure Schedule, there are no material defects in the physical condition of any land, buildings or improvements constituting part of the Leased Real Property, including without limitation, structural elements, mechanical systems, parking and loading areas, and all such buildings and improvements are in good operating condition and repair, have been well maintained and are free from infestation by rodents or insects. To the Knowledge of the Seller, none of the Leased Real Property is located in an area designated by any governmental authority as being within a flood plain or subject to special flood or other hazards. To the Knowledge of the Seller, access to the Leased Real Property is by a public way or public street. To the Knowledge of the Seller, all water, sewer, gas, electric, telephone, drainage and other utilities required by law or necessary for the current or planned operation of the Leased Real Property have been connected under valid permits and pursuant to valid easements where required, and are sufficient to service the Leased Real Property and in good operating condition.

             (iii) COMPLIANCE WITH LAW. The Seller has not received any notice from any governmental authority of any violation of any law, ordinance, regulation, license, permit or authorization issued with respect to any Leased Real Property that has not been heretofore corrected and no such violation exists which could have an adverse effect on the operation or value of any Leased Real Property. To the Knowledge of the Seller, expect as set forth in Section 3(o) of the Seller Disclosure Schedule, all improvements located on or constituting part of the Leased Real Property and their use and operation by the Seller were and are now in compliance in all material respects with all applicable laws, ordinances, regulations, and Governmental Licenses. The Seller has not received any notice of any real estate tax deficiency or assessment or is aware of any proposed deficiency, claim or assessment with respect to any of the Leased Real Property, or any pending or threatened condemnation thereof.

         (p) FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

             (i) The Seller has delivered to the Buyer the following financial statements, copies of which are attached hereto as Section 3(p) of the Seller Disclosure Schedule:

                 (A) Unaudited balance sheets of the Business, as of March 31,
             2002 (the "BASE BALANCE SHEET") and March 31, 2001, certified by the Seller's chief financial officer.

                 (B) Unaudited income statements of the Business for the fiscal years ended March 31, 2002 and 2001 and for the months ended April 30, 2002, May 31, 2002 and June 30, 2002, certified by the Seller's chief financial officer.

         All of such financial statements except as set forth in Section 3(p) of the Seller Disclosure Schedule, (I) have been prepared in accordance with GAAP applied consistently during the periods covered thereby, (II) are complete and correct in all material respects and present fairly the financial condition of the Business at the dates of said statements and the results of its operations for the periods covered thereby,
         (III) contain and reflect adequate provisions for all reasonably anticipated liabilities with respect to the periods then ended and all prior periods, and (IV) with respect to contracts and commitments for the sale of products or other goods or services by the Seller, contain and reflect adequate reserves for all reasonably anticipated material losses and costs and expenses.

             (ii) The Seller has no liabilities of any nature relating to the Business, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of the Seller relating to the Business or the conduct of the Business, regardless of whether claims in respect thereof have been asserted), whether or not of a type required to be shown on a balance sheet prepared in accordance with GAAP, except liabilities (i) stated or adequately reserved against on the Base Balance Sheet, (ii) reflected in Section 3(p) of the Seller Disclosure Schedule, (iii) incurred in the Ordinary Course of Business between the date of the Base Balance Sheet and the date of this Agreement, or (iv) permitted by this Agreement.

             (iii) Section 3(p) of the Seller Disclosure Schedule sets forth all administrative functions necessary to operate the Business as currently conducted by the Seller for which expenses are not reflected on the income statements referred to in Section 3(p)(i)(B) above.

         (q) REGULATORY MATTERS.

             (i) Except as set forth on Section 3(q) of the Seller Disclosure Schedule, the Seller is in compliance in all material respects with all applicable statutes, rules and regulations of the U.S. Food and Drug Administration or similar federal, state or local governmental authority (the "FDA") or similar foreign governmental authority ("FOREIGN AUTHORITIES"), the Centers for Disease Control and Prevention, the Department Agriculture and the Department of Commerce with respect to the collection, sale, labeling, storing, testing, distribution, or marketing of the Products being distributed or developed by or on behalf of the Division. The Seller has all requisite permits, approvals, registrations, licenses or the like from the FDA, Foreign Authorities, the Centers for Disease Control and Prevention, the Department of Agriculture or the Department of Commerce to conduct Business as it is currently conducted by the Seller. The Seller has previously delivered or made available to the Buyer an index of all applications, approvals, registrations or licenses obtained by the Seller from the FDA, Foreign Authorities, the Centers for Disease Control and Prevention, the Department of Agriculture or the Department of Commerce or required in connection with the conduct of the Business as it is currently conducted and has made all such information available to the Buyer.

             (ii) All test methods being developed or distributed by the Division that are subject to the jurisdiction of the FDA, the Centers for Disease Control and Prevention, or similar federal, state or local government authorities have been and are being developed, tested, labeled, distributed and marketed in compliance in all material respects with all applicable statutory or regulatory requirements under the Clinical Laboratory Improvement Act of 1988 and its implementing regulations.

             (iii) The Seller has made available to the Buyer all written communications and oral communications to the extent reduced to written form between the Seller and the FDA or Foreign Authorities dated January 1, 1998 through the date hereof with respect to the Business, the Division or the Products. The Seller shall promptly deliver or make available to the Buyer copies of all written communications and information and records regarding all oral communications reduced to written form, between the Seller and the FDA or Foreign Authorities with respect to the Business, the Division or the Products from the date hereof through, and to the extent relevant to the Business, after, the Closing Date. Except as described in Section 3(q) of the Seller Disclosure Schedule, the Seller is not in receipt of notice of, and, to the Knowledge of the Seller, not subject to, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case relating to any Products or to the facilities in which the Products are manufactured, collected or handled, by the FDA or Foreign Authorities. Except as set forth on Section 3(q) of the Seller Disclosure Schedule, there are no pending or, to the Knowledge of the Seller, threatened actions, proceedings or complaints by the FDA or Foreign Authorities which would prohibit or impede the conduct of the Business as it is currently conducted.

             (iv) The Seller has not made any material false statements on, or omissions from, the applications, approvals, reports and other submissions to the FDA or Foreign Authorities prepared or maintained to comply with the requirements of the FDA or Foreign Authorities relating to the Business, the Division or the Products.

             (v) The Seller has not received any notification, written or oral, that remains unresolved, from Foreign Authorities, the FDA or other authorities indicating that any Product is misbranded or adulterated as defined in the U.S. Food, Drug & Cosmetic Act, 21 U.S.C. 321, et seq., as amended, and the rules and regulations promulgated thereunder.

             (vi) Except as set forth on Section 3(q)(vi) of the Seller Disclosure Schedule, no Product has been recalled, suspended or discontinued as a result of any action by the FDA or any Foreign Authority against the Seller or, to the Knowledge of the Seller, any licensee, distributor or marketer of any Product, in the United States or outside of the United States.

             (vii) The Seller has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither the Seller, nor to the Knowledge of the Seller, any officer, key employee or agent of the Seller has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or regulation or (ii) exclusion under 42 U.S.C.
         Section 1320a-7 or any similar state law or regulation.

         (r) ACCOUNTS RECEIVABLE AND INVENTORY.

             (i) Subject to the applicable reserve for bad debts (which were determined in accordance with GAAP consistent with the Seller's past practice) on the Base Balance Sheet, all accounts receivable of the Division reflected on the Base Balance Sheet were valid receivables as of such date subject to no setoffs or counterclaims and are current and collectible (within 75 days after the date of the invoice for each such receivable). All accounts receivable reflected in the financial or accounting records of the Division as of the date hereof are, and at the Closing will be, valid receivables subject to no setoffs or counterclaims and are or will be collectible (within 75 days after the date of the invoice for each such receivable is invoiced), subject to a reserve for bad debts in an amount determined consistently with the principles used to determine the reserve shown on the Base Balance Sheet.

             (ii) All Inventory reflected on the Base Balance Sheet or existing at the date hereof is, and existing as of the Closing Date will be, of a quality and quantity saleable or usable in the Ordinary Course of Business, subject to the reserves or provisions reflected in the Inventory valuation in the Base Balance Sheet. Said Inventory reflects reserves or provisions which were determined in accordance with GAAP consistent with the Seller's past practices and procedures for items which are below standard quality or have become obsolete or unsaleable or unusable (except at prices less than cost) in the Ordinary Course of Business. No material reserves or provisions since the date of the Base Balance Sheet have been, or are required to be, recorded. Except for Inventory items in transit at any time and raw materials listed on Annex H-1, all Inventory items are located on the premises of the UPS distribution facility in Harrisburg, Pennslyvania or on the premises of J&S Medical in Framingham, Massachusetts. Except as set forth on
         Section 3(r) of the Seller Disclosure Schedule, since the date of the Base Balance Sheet, no Inventory items have been sold, leased or disposed of, except through sales and leases in the Ordinary Course of Business.

         (s) ABSENCE OF CERTAIN CHANGES. From the date of the Base Balance Sheet, the Seller has conducted the Business only in the Ordinary Course of Business, and except as disclosed in Section 3(s) of the Seller Disclosure Schedule there has not been:

             (i) Any change or event which, individually or in the aggregate with other changes or events, has had a material adverse effect on the business, assets, liabilities, properties, financial condition or results of operations of the Business as currently conducted by the Seller;

             (ii) Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of the Seller relating to the Business other than in the Ordinary Course of Business;

             (iii) Any cancellation of any material debt or claim owing to, or waiver of any material right of, the Seller relating to the Business;

             (iv) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting any of the properties, assets or business of the Seller relating to the Business;

             (v) Any change in the compensation (in the form of salaries, wages, incentive arrangements or otherwise) payable or to become payable by the Seller to any of its officers, employees, agents or independent contractors rendering services principally to the Business, or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors;

             (vi) Any change, or the obtaining of information concerning a prospective change, with respect to the officers or management of the Seller rendering services principally to the Business, any grant of any severance or termination pay to any officer or employee of the Seller rendering services principally to the Business or any increase in benefits payable under any existing severance or termination pay policies or employment agreements;

             (vii) Any obligation or liability incurred by the Seller to any of the officers or employees of the Business or family members of any of the foregoing, or any loans or advances made by the Seller to any of the officers or employees of the Business or family members of any of the foregoing, except normal compensation and expense allowances payable to such officers or employees;

             (viii) Any change in the manner of keeping books, accounts or records, accounting methods or practices, standard costs, credit practices or collection or pricing policies used by the Seller relating to the Business;

             (ix) Any other transaction entered into by the Seller relating to the Business other than transactions entered into in the Ordinary Course of Business;

             (x) Any purchase or sale by the Seller of any capital asset which is used or held for used principally in the Business costing more than $40,000;

             (xi) Any termination of the employment of any Employee who had a salary of $50,000 or more during the year ended March 31, 2002;

             (xii) Any material change in any of the types or levels of support services provided to the Division by the Seller in the conduct of the Business;

             (xiii) Any change in the kind and amount of insurance maintained by the Seller relating to the Business;

             (xiv) To the Knowledge of the Seller, any material increase or notice thereof in the cost of raw materials used in the Business; or

             (xv) Any agreement or understanding whether in writing or otherwise, that would result in any of the transactions or events or require the Seller to take any of the actions specified in paragraphs
         (i) through (xiv) above.

         (t) INSURANCE. The Acquired Assets are insured to the extent disclosed in Section 3(t) of the Seller Disclosure Schedule and all insurance policies and arrangements of the Seller relating to the Acquired Assets or the Business are disclosed in Section 3(t) of the Seller Disclosure Schedule. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and the Seller is in compliance in all material respects with the terms of such policies. There is no claim by the Seller pending under any such policies as to which coverage has been questioned, denied or disputed by the insurer. Each such insurance policy shall continue to be in full force and effect through the date of the Closing. To the Knowledge of the Seller, such policies of insurance are of the type and in amounts customarily carried by persons conducting business similar to that of the Business.

         (u) WARRANTY MATTERS. There are no existing or, to the Knowledge of the Seller, threatened product liability, warranty, failure to adequately warn or other similar claims against the Seller relating to or involving the Products except as described in Section 3(u) of the Seller Disclosure Schedule. There are no statements, citations, correspondence or decisions by any Governmental Entity stating that any Product is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Entity. There have been no notices of recall served on the Seller by and such Governmental Entity with respect to any Product. To the Knowledge of the Seller, there is no
(i) fact relating to any Product that may impose upon the Seller a duty to recall any Product of the Business or a duty to warn customers of a defect in any Product, (ii) latent or overt design, manufacturing or other defect in any Product, or (iii) material liability for warranty or other claims or returns with respect to any Product. No notice of claim has been served against the Seller for material renegotiation or price redetermination of any business transaction relating to the Business, and, to the Knowledge of the Seller, there are no facts upon which any such claim could be based. Section 3(u) of the Seller Disclosure Schedule set forth all warranties made by the Seller in respect of the Products.

         (v) CUSTOMERS, DISTRIBUTORS AND SUPPLIERS. Section 3(v) of the Seller Disclosure Schedule sets forth a true and complete list of all customers, representatives or distributors (whether pursuant to a commission, royalty or other arrangement) who accounted for $100,000 or more of the sales of the Business for either the twelve (12) months ended March 31, 2002 or the twelve (12) months ended March 31, 2001, showing with respect to each, the name, address and dollar value involved (collectively, the "CUSTOMERS AND DISTRIBUTORS"). Section 3(v) of the Seller Disclosure Schedule also sets forth a true and complete list of all suppliers of the Business to whom during either the twelve (12) months ended March 31, 2002 or the twelve months ended March 31, 2001 the Seller made payments aggregating $100,000 or more, showing with respect to each, the name, address and dollar value involved (the "SUPPLIERS"). Except as set forth on Section 3(v) of the Seller Disclosure Schedule, the relationships of the Seller with the Customers and Distributors and Suppliers are good commercial working relationships. Except as set forth on
Section 3(v) of the Seller Disclosure Schedule, no Customer and Distributor or Supplier has canceled or otherwise terminated its relationship with the Seller, or has during the last twelve (12) months decreased materially its services, supplies or materials to the Seller or its usage or purchase of the services or products of the Business nor, to the Knowledge of the Seller, does any Customer and Distributor or Supplier have any plan or intention to do any of the foregoing or has any Customer and Distributor or Supplier provided notice to the Seller of any of the foregoing.

         4. REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES. Each of the Buyer Parties represents and warrants to each of the Seller Parties that the statements contained in this Section 4 are true, correct and complete, except as set forth in the corresponding section of the disclosure schedule of the Buyer accompanying this Agreement (the "BUYER DISCLOSURE SCHEDULE"). The Buyer Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

         (a) ORGANIZATION OF THE BUYER. Each of the Buyer Parties is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. The copies of the charter documents of each of the Buyer Parties, as amended to date, and of the bylaws of each of the Buyer Parties, as amended to date, and heretofore delivered to the Seller's counsel, are complete and correct, and no amendments thereto are pending. Each of the Buyer Parties is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on ability of the Parties to consummate the transactions contemplated herein.

         (b) AUTHORIZATION OF TRANSACTION. Each of the Buyer Parties has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to or as contemplated by this Agreement and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and each such other agreement, document and instrument by each of the Buyer Parties have been duly authorized by all necessary corporate action of such Buyer Party, and no other action on the part of such Buyer Party is required in connection therewith. This Agreement and each agreement, document and instrument to be executed and delivered by the Buyer Parties pursuant to or as contemplated by this Agreement constitute, or when executed and delivered by such Buyer Party will constitute, the valid and legally binding obligations of such Buyer Party, enforceable in accordance with their respective terms and conditions, except as the same may be limited by the Bankruptcy and Equity Exception.

         (c) NONCONTRAVENTION. The execution, delivery and performance of this Agreement and each agreement, document and instrument to be executed and delivered by the Buyer pursuant to or as contemplated by this Agreement does not and will not, and the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will not (i) contravene, conflict with, or result in a breach or violation of any constitution, statute, regulation, rule, injunction, judgment, order, writ, award, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is, or its assets or properties are, subject, (ii) contravene, conflict with or result in a violation or breach of any provision of the charter or bylaws of the Buyer or (iii) except as set forth in Section 4(c) of the Buyer Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, indenture, loan or credit agreement, mortgage, lien, or other arrangement to which the Buyer is a party or by which the Buyer is bound or to which any of its assets is subject (or result in the creation or imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not, individually or in the aggregate, have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Except for the notices required under the Hart-Scott-Rodino Act, the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government, governmental agency or court in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

         (d) BROKERS' FEES. The Buyer Parties do not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

         5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the date of the execution of this Agreement and the Closing.

         (a) GENERAL. Each of the Parties shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable in order to consummate the transactions contemplated by this Agreement, including without limitation using its commercially reasonable efforts to ensure that (i) the representations and warranties made by it herein remain true and correct through the Closing Date except to the extent that such representations and warranties address matters only as of a certain date, in which case such representations and warranties need only be true as of that date, and (ii) the conditions to the obligations of the other Parties to consummate the transactions contemplated by this Agreement are satisfied.

         (b) DISCUSSIONS WITH *****

             (i) During the period from the date of this Agreement to and including the Closing Date (the "PRE-CLOSING PERIOD"), no Seller Party nor Buyer Party shall (except as expressly permitted by this Agreement or to the extent the Buyer, on behalf of the Buyer Parties, or the Seller, on behalf of the Seller Parties, shall otherwise consent in writing), engage in discussions or negotiations with *****.
         In the event that any Party wishes to enter into such discussions or negotiations, such Party shall (A) advise the Buyer or the Seller, as applicable, at least two (2) business days in advance of any such proposed discussions or negotiations; and (B) seek the consent of the other Party. In the event such consent is obtained, the Party seeking to enter into such discussions or negotiations shall
         (I) consult with the other Party prior to any such discussions or negotiations; (II) provide the other Party the opportunity to participate in any such discussions or negotiations; and (III) incorporate the reasonable comments of such other Party in any such discussions or negotiations, or correspondence or documents related thereto.

             (ii) Any and all fees, costs or expenses incurred by any Seller Party in the course of, or as a result of, any discussions or negotiations with ***** shall by borne solely by the Seller Parties and shall be paid, along with any damages or other amounts, if any, due and payable to ***** with respect to any event, act, omission, condition or any other state of facts existing on or prior to the Closing Date in connection with ***** by the Seller Parties. Any and all fees, costs or expenses incurred by any Buyer Party in the course of, or as a result of, ***** shall by borne solely by the Buyer Parties and shall be paid by the Buyer Parties. The Buyer shall be responsible for all Liabilities with respect to ***** arising from any event, act, omission, condition or any other state of facts existing after the Closing.

             (iii) Nothing in this Agreement shall give any Party any right to fail to complete the Closing or terminate this Agreement ***** provided that such Party shall have such rights to the extent otherwise provided in this Agreement if the other Party has breached subparagraph
         (i) above.

         (c) NOTICES AND CONSENTS. As promptly as practicable, each of the Buyer and the Seller shall properly prepare and file any other filings required under federal or state law relating to the transactions contemplated by this Agreement (including filings, if any, required under the Hart-Scott-Rodino Act) and shall use its commercially reasonable efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such party to consummate the transactions contemplated by this Agreement

***** REPRESENTS TEXT OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement (collectively, "GOVERNMENTAL FILINGS AND CONSENTS"). Each of the Parties shall promptly notify the other Parties of the receipt of any comments on, or any request for amendments or supplements to, any Governmental Filings and Consents by any Governmental Entity or official, and each Party shall supply the other with copies of all correspondence between it and each of its subsidiaries and representatives, on the one hand, and any other appropriate governmental official, on the other hand, with respect to any Governmental Filings and Consents. Each of the Parties shall use its commercially reasonable efforts to obtain and furnish the information required to be included in any Governmental Filings and Consents. Notwithstanding the foregoing, in no event shall the Buyer be required to sell, divert or otherwise dispose of any assets, businesses or lines of business in order to comply with the foregoing, nor shall the Buyer be required to agree to or observe any restrictions or limitations on its ability to conduct or engage in any line of business in order to comply with the foregoing. The Seller shall use its commercially reasonable efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in
Section 3(c) of the Seller Disclosure Schedule.

         (d) OPERATION OF BUSINESS. Except as set forth in Section 5(d) to the Seller Disclosure Schedule or as specifically permitted by this Agreement, during the Pre-Closing Period, unless the Buyer has consented in writing thereto, the Seller shall use its commercially reasonable efforts to conduct the Business according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Seller, with respect to matters primarily related to the Division, the Business or the Acquired Assets (as the case may be), shall not (except as expressly permitted by this Agreement or to the extent the Buyer shall otherwise consent in writing):

             (i) acquire, sell, lease, encumber, transfer or dispose of any assets outside the Ordinary Course of Business that are material to the Business (whether by asset acquisition, stock acquisition or otherwise), except pursuant to obligations in effect on the date hereof;

             (ii) incur any amount of indebtedness for borrowed money, guarantee any indebtedness, issue or sell debt securities or warrants or rights to acquire any debt securities, guarantee (or become liable for) any debt of others, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material assets, create or suffer any material lien thereupon other than in the Ordinary Course of Business, except, in each such case, pursuant to credit facilities in existence on the date hereof;

             (iii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (A) in the Ordinary Course of Business, or (B) in connection with the transactions contemplated by this Agreement;

             (iv) change any of the accounting principles or practices used by it (except as required by GAAP, in which case written notice shall be provided to the Buyer prior to any such change);

             (v) except as required by law, (A) enter into, adopt, amend or terminate any Employee Benefit Plan, (B) except for the hiring or terminating of any Employee or Contingent Worker in the Ordinary Course of Business, enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Seller and one or more Employee or Contingent Worker, or (C) except for normal increases in the Ordinary Course of Business, increase in any manner the compensation or fringe benefits of any Employee or Contingent Worker or pay any benefit not required by any Employee Benefit Plan or arrangement as in effect as of the date hereof;

             (vi) institute, settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) relating to the Business, the Acquired Assets or the Assumed Liabilities, other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $25,000;

             (vii) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under any material Contract;

             (viii) make or commit to make any expenditures related to the Business, other than in the Ordinary Course of Business, including any capital expenditure, in excess of $25,000;

             (ix) transfer to any person or entity any rights to any Division Intellectual Property other than transfers necessary to conduct development or perform services in the Ordinary Course of Business or that are inherent in the sale of the Products in the Ordinary Course of Business;

             (x) make any changes in the customary methods of operations of the Division, including, without limitation, practices and policies relating to purchasing, marketing, selling and pricing other than in the Ordinary Course of Business;

             (xi) except as permitted by clause (v) above, enter into any agreement, written or oral, with any Employee or Contingent Worker except in the Ordinary Course of Business consistent with past practice of the Division (or, to the knowledge of the Seller, with any relative, beneficiary, spouse or affiliate of such person);

             (xii) write down or write up (or fail to write down or write up in accordance with consistent past practice) the value of any receivables or revalue any Acquired Asset other than in the Ordinary Course of Business and in accordance with GAAP;

             (xiii) except as permitted by clause (vi) above, amend, terminate, cancel or compromise any Claims or waive any other rights of substantial value to the Division to any material Contract;

             (xiv) recognize a labor organization as the bargaining representative of any Employees or Contingent Workers, or enter into any collective bargaining agreement; or

             (xv) enter into an agreement to take any of the foregoing actions.

         (e) FULL ACCESS AND CONFIDENTIALITY.

             (i) During the Pre-Closing Period, the Seller will permit (and will cause the Division to permit) representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to materially interfere with the normal business operations of the Division, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Division, provided that any contact between the Buyer and the Buyer's representatives and the Seller's employees, other than John Bridgen, Douglas E. Cooper, Jean Zych, Joe Vacante, Beth Hecht, Paul Herendeen and Tony Vaccarelli, shall take place only after specific advance notice to the Seller and shall include, to the extent deemed appropriate by the Seller, participation by the Seller and its representatives. During the Pre-Closing Period, the Buyer Parties shall keep any Confidential Matters acquired by the Buyer Parties from the Seller pursuant to this Section 5(e) or otherwise disclosed in connection with the negotiation of this Agreement strictly confidential and will not (except as required by applicable law, regulation or legal process, and only after providing notification to and consulting with the Seller), without the Seller's prior written consent, disclose any such Confidential Matters, except to the extent the Buyer Parties provide such Confidential Matters to one or more financial institutions in order to obtain financing for the transactions contemplated by this Agreement, in which case such financial institution to whom such Confidential Matters is provided shall execute and deliver to the Buyer a confidentiality agreement governing such Confidential Matters in a customary form. The Seller Parties shall keep any Confidential Matters acquired by the Seller Parties from the Buyer or otherwise disclosed in connection with the negotiation of this Agreement strictly confidential and will not (except as required by applicable law, regulation or legal process, and only after providing notification to and consulting with the Buyer), without the Buyer's prior written consent, disclose any such Confidential Matters.

             (ii) With respect to each month ending prior to the Closing, beginning with July 2002, the Seller shall furnish to the Buyer, promptly upon their completion in the Ordinary Course of Business, the income statements of the Division that the Seller prepares in the Ordinary Course of Business, but in no case later than 15 business days after the end of any such month. Subject to the exceptions contemplated by Section 3(p) of the Seller Disclosure Schedule, such income statements shall present fairly in accordance with GAAP the financial condition and results of operations of the Division as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Seller.

         (f) NOTICE OF DEVELOPMENTS.

             (i) During the Pre-Closing Period, the Seller shall promptly deliver to the Buyer supplemental information in writing concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement made by the Seller or contained in the Seller Disclosure
         Schedule inaccurate or incomplete in any material respect at any time during such period.

             (ii) During the Pre-Closing Period, the Buyer shall promptly deliver to the Seller supplemental information in writing concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement made by the Buyer or contained in the Buyer Disclosure
         Schedule inaccurate or incomplete in any material respect at any time during such period.

         (g) EXCLUSIVITY.

             (i) The Seller represents and warrants that it has terminated any discussions or negotiations (direct or indirect) relating to any Acquisition Proposal (as hereinafter defined) and will promptly request the return of all confidential information regarding the Division provided to any third party in connection with the evaluation, consideration or negotiation of an Acquisition Proposal prior to the date of this Agreement. The Seller shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information) any inquiries or the making of any proposal that constitutes an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal.

             (ii) As used in this Agreement, the term "ACQUISITION PROPOSAL" shall mean any proposed or actual (i) merger, consolidation or similar transaction solely involving the Division or the Business, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of all or any substantial portion of the assets of the Division or the Business other than sales of products and services within the Ordinary Course of Business, (iii) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to or involving the Division or the Business or (iv) transaction that is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include (A) the sale of the Acquired Assets and the transfer of the Assumed Liabilities to the Buyer, (B) any other transaction contemplated by this Agreement or (C) any transaction involving the stock of the Seller's Parent or a significant amount of its consolidated assets other than the Division.

         (h) FINANCIAL INFORMATION. The Seller shall use its commercially reasonable efforts to prepare and deliver, or cause to be prepared and delivered, to the Buyer prior to the Closing, audited statements of divisional contribution to pre-tax income of the Business for the Business' two most recent fiscal years and audited balance sheets of the Business as of March 31, 2002 and March 31, 2001 (the "HISTORICAL FINANCIAL INFORMATION"). The Seller shall use its commercially reasonable efforts to obtain a manually signed accountants' report from KPMG LLP (the "AUDIT ACCOUNTANTS") with respect to the Historical Financial Information. The Seller shall use its commercially reasonable efforts to prepare and deliver, or cause to be prepared and delivered, to the Buyer prior to the Closing, an unaudited statement of divisional contribution to pre-tax income of the Business for the Business' first three months of the current fiscal year and an unaudited balance sheet of the Business as of June 30, 2002, each reviewed by the Audit Accountants pursuant to SAS No. 71, provided that the Audit Accountants will not provide a review opinion with respect to such unaudited statement of divisional contribution to pre-tax income or such unaudited balance sheet. The Historical Financial Information will be prepared based on the books and records of the Seller and will be prepared in accordance with GAAP and will present fairly the financial condition and results of operations of the Business as of the dates and for the periods indicated.

         (i) FURTHER ASSURANCES. After the Closing Date, the Seller shall from time to time at the Buyer's request execute and deliver, or cause to be executed and delivered, such further instruments of conveyance, assignment and transfer or other documents, and perform such further acts and obtain such further consents, approvals and authorizations, as the Buyer may reasonably require in order to comply with the provisions of this Agreement and consummate the transactions contemplated by this Agreement and the Ancillary Documents.

         6. CONDITIONS TO OBLIGATION TO CLOSE.

         (a) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

             (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects (except for those which are qualified as to materiality, material adverse effect or words of similar effect, which shall be true and correct) as of the date of this Agreement and at and as of the Closing Date except for representations and warranties that address matters only as of a certain date which shall be true and correct in all material respects as of that date;

             (ii) the Seller shall have performed and complied with all of its obligations and covenants hereunder in all material respects through the Closing;

             (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge issued by a court of competent jurisdiction or a Governmental Entity in effect preventing or materially restricting the consummation of the transactions contemplated by this Agreement;

             (iv) the Seller shall have delivered to the Buyer a certificate of an executive officer to the effect that those matters set forth above in Sections 6(a)(i)-(iii) are satisfied in all respects;

             (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act or other applicable statute or regulation shall have expired or otherwise been terminated and the Seller and the Buyer shall have received all other required authorizations, consents, and approvals of, and made all other required filings with, Governmental Entities;

             (vi) there shall be no litigation, administrative proceeding, arbitration or other legal or equitable proceeding pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (ii) have a material adverse effect on the business, results of operation or financial condition of the Division or the Business, or (iii) require the Buyer, upon consummation of any of the transactions contemplated by this Agreement, to hold separate or dispose of any of the assets of the Division or the Business or impose limitations on the ability of the Buyer to control in any respect the business, assets or operations of the Division or the Business, and no such judgment, order, decree, stipulation or injunction shall be in effect;

             (vii) the Buyer shall have received a certificate from the Secretary of the Seller, dated as of the Closing Date, certifying as to the Seller's Certificate of Incorporation, Bylaws, the incumbency of officers of the Seller, and the resolutions adopted by the Board of Directors of the Seller approving the Agreement and the transactions contemplated hereby;

             (viii) the Seller and the Buyer each shall have executed and delivered the Transition Services Agreement in the form as set forth on Exhibit C attached hereto;

             (ix) the Seller shall have delivered to Buyer executed copies or facsimiles of executed copies of all consents to assignment of the Contracts listed on Annex I hereto;

             (x) the Buyer shall have received from counsel to the Seller an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to the Buyer Parties, and dated as of the Closing Date;

             (xi) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer; and

             (xii) the Seller shall have received the Historical Financial Information, accompanied by a manually signed accountant's report from the Audit Accountants.

         To the extent permitted by applicable law, the Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

         (b) CONDITIONS TO OBLIGATION OF THE SELLER. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

             (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects (except for those which are qualified as to materiality, material adverse effect or words of similar effect, which shall be true and correct) as of the date of this Agreement and at and as of the Closing Date except for representations and warranties that address matters only as of a certain date which shall be true and correct in all material respects as of that date;

             (ii) the Buyer shall have performed and complied with all of its obligations and covenants hereunder in all material respects through the Closing;

             (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge issued by a court of competent jurisdiction or a Governmental Entity in effect preventing or materially restricting the consummation of the transactions contemplated by this Agreement;

             (iv) the Buyer shall have delivered to the Buyer a certificate of an executive officer to the effect that those matters set forth above in Sections 6(b)(i)-(iii) are satisfied in all respects;

             (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act or other applicable statute or regulation shall have expired or otherwise been terminated and the Seller and the Buyer shall have received all other required authorizations, consents, and approvals of, and made all other required filings with, Governmental Entities;

             (vi) there shall be no litigation, administrative proceeding, arbitration or other legal or equitable proceeding pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

             (vii) the Seller shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to the Seller Parties, and dated as of the Closing Date;

             (viii) the Seller shall have received a certificate from the Secretary of the Buyer, dated as of the Closing Date, certifying as to the Buyer's Certificate of Incorporation, Bylaws, the incumbency of officers of the Buyer, and the resolutions adopted by the Board of Directors of the Buyer approving the Agreement and the transactions contemplated hereby;

             (ix) the Seller and the Buyer each shall have executed and delivered the Transition Services Agreement in the form as set forth on Exhibit C attached hereto;

             (x) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller;

             (xi) the Buyer shall have provided the Seller with appropriate resale exemption certificates with respect to the Acquired Assets to the extent timely and reasonably requested by the Seller; and

             (xii) the Buyer shall have executed the certificate contemplated by
         Section 3(a) of the Escrow Agreement.

To the extent permitted by applicable law, the Seller may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

         7. REMEDIES FOR BREACHES OF THIS AGREEMENT.

         (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Seller contained in Section 3 of this Agreement shall survive the Closing (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of the Closing) and continue in full force and effect for a period of 12 months thereafter, provided, however, that the representations and warranties of the Seller contained in (i) Section 3(g) above shall survive the Closing and continue in full force and effect until 60 days after the expiration of all applicable statute of limitations; (ii) Section 3(n) above shall survive the Closing and continue in full force and effect for a period of six years thereafter and (iii) Sections 3(a) through 3(c) above shall survive the Closing and continue in full force and effect forever thereafter. Each Party's indemnification obligations with respect to representations, warranties, covenants, and obligations in this Agreement, the Seller Disclosure Schedule, the Buyer Disclosure Schedule and any other certificate or document delivered pursuant to this Agreement shall survive until the applicable representation, warranty, covenant, or obligation period ends (or, if there is no such end, forever) pursuant to this Section; provided, however, that if an Indemnified Party (as defined below) delivers to an Indemnifying Party (as defined below), before expiration of a representation or warranty, either a Claim Notice (as defined below) based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages (as defined below) as a result of a breach of such representation or warranty (an "EXPECTED CLAIM NOTICE"), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party.

         (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER. The Seller shall indemnify the Buyer and each of its officers, directors, agents, and each person, if any, who controls the Buyer within the meaning of the Securities Act (each a "BUYER INDEMNIFIED PARTY" and collectively, the "BUYER INDEMNIFIED PARTIES") in respect of, and hold them harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid to enforce the provisions of this Section 7 and amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), but excluding any consequential damages ("DAMAGES") incurred or suffered by any of the foregoing parties resulting from, relating to or constituting:

             (i) fraud, intentional misrepresentation or a deliberate or willful breach by the Seller of any of its representations, warranties or covenants under this Agreement (including any representations or warranties deemed to have been made by the delivery of any certificate), any Ancillary Document or certificate;

             (ii) any other misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Seller contained in this Agreement (including any misrepresentation or breach of warranty deemed to have been made by the delivery of any certificate), or by reason of any claim, action or proceeding asserted or instituted arising out of any matter constituting a breach of such representations, warranties or covenants (including any breach of any representations or warranties deemed to have been made by the delivery of any certificate);

             (iii) any claim by any third party, seeking to assert, or based upon ownership or rights to ownership of any Acquired Asset;

             (iv) any claim, action or proceeding asserted or instituted against the Buyer, or any of its properties or assets, by any third party for Damages suffered by such third party by reason of or resulting from (A) any Excluded Liability, (B) the ownership or operation of the Excluded Assets, the Division or the Business prior to the Closing, or (C) any actions taken or omitted to be taken by the Seller prior to the Closing (other than Assumed Liabilities); and

             (v) any Liabilities arising from the Seller's failure to comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

         (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER. The Buyer shall indemnify the Seller and each of its officers, directors, agents, and each person, if any, who controls the Buyer within the meaning of the Securities Act (each a "SELLER INDEMNIFIED PARTY" and collectively, the "SELLER INDEMNIFIED PARTIES") in respect of, and hold them harmless against, any and all Damages incurred or suffered by any of the foregoing parties resulting from, relating to or constituting:

             (i) fraud, intentional misrepresentation or a deliberate or willful breach by the Buyer of any of their representations, warranties or covenants under this Agreement (including any representations or warranties deemed to have been made by the delivery of any certificate), any Ancillary Document or certificate;

             (ii) any other misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Buyer contained in this Agreement (including any misrepresentation or breach of warranty deemed to have been made by the delivery of any certificate), or by reason of any claim, action or proceeding asserted or instituted arising out of any matter or thing constituting a breach of such representations, warranties or covenants (including any breach of any representations or warranties deemed to have been made by the delivery of any certificate); and

             (iii) any claim, action or proceeding asserted or instituted against the Seller, or any of its properties or assets, by any third party for Damages suffered by such third party by reason of or resulting from (A) any Assumed Liability or (B) the ownership or operation of the Acquired Assets, the Division or the Business after Closing.

         (d) INDEMNIFICATION CLAIMS.

             (i) A Party entitled, or seeking to assert rights, to indemnification under this Section 7 (an "INDEMNIFIED PARTY") shall give written notification (a "NOTIFICATION OF SUIT") to the Party from whom indemnification is sought (an "INDEMNIFYING PARTY") of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Section 7 may be sought. Such Notification of Suit shall be given within 30 business days after receipt by the Indemnified Party of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 30 days after delivery of such Notification of Suit, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding if, but only if, the Indemnifying Parties acknowledge in writing their obligation to indemnify the Indemnified Parties hereunder against any Damages that such Indemnified Parties incur or have incurred in connection with such third party claim; provided that the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense (the "NON-CONTROLLING PARTY") may participate therein at its own expense. The Party controlling such defense (the "CONTROLLING PARTY") shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto.

         The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

             (ii) In order to seek indemnification under this Section 7, an Indemnified Party shall give written notification (a "CLAIM NOTICE") to the Indemnifying Party which contains (i) a description and the amount (the "CLAIMED AMOUNT") of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Section 7 for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of such Damages.

             (iii) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the "RESPONSE") in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount; (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "AGREED AMOUNT"); or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party agrees that the Indemnified Party is entitled to receive all of the Claimed Amount, the Indemnifying Party shall deliver to the Indemnified Party with the Response a payment for the Claimed Amount, by check or by wire transfer. If the Indemnifying Party agrees that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount, the Indemnifying Party shall deliver to the Indemnified Party with the Response a payment for the Agreed Amount, by check or by wire transfer. If the Indemnifying Party in the Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in Section 7(d)(iv) for the resolution of such dispute (a "DISPUTE").

             (iv) During the 60-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 60-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be nonbinding or binding upon the parties, as they agree in advance) (the "ADR PROCEDURE"). In the event the Indemnifying Party and the Indemnified Party agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the "ADR SERVICE"), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this Section 7(d)(iv) shall not obligate the Indemnifying Party and the Indemnified Party to pursue an ADR Procedure or prevent either such party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the Indemnifying Party and the Indemnified Party agree to pursue an ADR Procedure, neither the Indemnifying Party nor the Indemnified Party may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the Indemnifying Party and the Indemnified Party shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnifying Party, the Indemnified Party or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses of any ADR Service used by the Indemnifying Party and the Indemnified Party shall be shared equally by the Indemnifying Party and the Indemnified Party.

         (e) LIMITATIONS.

             (i) The Seller shall not have any obligation to indemnify the Buyer from and against any Damages caused by or arising from a breach of any representation or warranty contained in Section 3 above unless and until the aggregate amount of all such claims against Seller exceeds $500,000, at which time the Seller shall be required to indemnify the Buyer Indemnified Parties for all Damages from such claims up to an amount equal to Fifteen Million Dollars ($15,000,000) (after which point the Seller will have no obligation to indemnify the Buyer from and against further such Damages); provided, however, that this Section 7(e)(i) shall not apply to Damages resulting from fraud, any intentional misrepresentation or any deliberate or willful breach by the Seller of any representation or warranty, and the Seller shall be liable for all Damages with respect to such fraud, misrepresentation or breach.

             (ii) The Buyer shall not have any obligation to indemnify the Seller from and against any Damages caused by or arising from a breach of any representation or warranty contained in Section 4 above unless and until the aggregate amount of all such claims against the Buyer exceeds $500,000, at which time the Buyer shall be required to indemnify the Seller Indemnified Parties for all Damages from such claims up to an amount equal to Fifteen Million Dollars ($15,000,000) (after which point the Buyer will have no obligation to indemnify the Seller from and against further such Damages); provided, however, that this Section 7(e)(ii) shall not apply to Damages resulting from fraud, any intentional misrepresentation or any deliberate or willful breach by the Buyer of any representation or warranty, and the Buyer shall be liable for all Damages with respect to such fraud, misrepresentation or breach.

         (f) EXCLUSIVE REMEDY. The Buyer and the Seller acknowledge and agree that the foregoing indemnification provisions in this Section 7 shall be the exclusive remedy (except with respect to any equitable remedy sought by any Party) of the Buyer and the Seller with respect to the Division and the transactions contemplated by this Agreement.

         8. TERMINATION.

         (a) TERMINATION OF AGREEMENT. Certain of the Parties may terminate this Agreement as provided below:

             (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

             (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached in any material respect any of its representations, warranties, or covenants contained in this Agreement, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 31, 2002, by reason of the failure of any condition precedent under Section 6(a) above (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement);

             (iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached in any material respect any of its representations, warranties, or covenants contained in this Agreement, the Seller has notified the Buyer of the breach unless the Buyer has notified the Seller of such breach pursuant to Section 5(e)(ii) above, in which case such notification shall not be necessary, and the breach has continued without cure for a period of 30 days after the notice of breach, except, in any case, for such breaches which are not reasonably likely to affect adversely the Parties' ability to consummate the transactions contemplated by this Agreement or (B) if the Closing shall not have occurred on or before October 31, 2002, by reason of the failure of any condition precedent under Section 6(b) above (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement); and

             (iv) the Buyer or the Seller may terminate this Agreement if any Governmental Entity shall have issued an injunction or taken any other action (which injunction or other action the Parties hereto shall use their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement.

         (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 8(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in
Section 5(d) above shall survive termination.

         9. POST-CLOSING COVENANTS

         (a) FINANCIAL INFORMATION.

             (i) The Seller will use its commercially reasonable efforts to assist the Buyer in the preparation of the pro forma financial information relating to the acquisition of the Business required pursuant to Item 7 of the Current Report on Form 8-K as contemplated by the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "PRO FORMA INFORMATION"), including without limitation providing such financial and other information, records and documents relating to the Business as may be necessary to prepare such Pro Forma Information, providing access to such of the Seller's personnel, advisors and accountants as may be necessary to prepare such Pro Forma Information, and generally cooperating with the Buyer's reasonable requests in order to facilitate such preparation; provided that, such assistance does not materially interfere with the operation and conduct of the Seller's business.

             (ii) Following the Closing, the Seller will use its commercially reasonable efforts to timely cooperate with the Buyer to facilitate the Buyer's filing of documents with the Securities and Exchange Commission that require inclusion of the Historical Financial Information or the Pro Forma Financial Information, including cooperating in the performance of incremental audit procedures necessary under the Securities Act and facilitating the delivery of a manually signed consent of the Audit Accountants, if required to be included in such filing.

         (b) TAX MATTERS.

             (i) The Seller will be responsible for the preparation and filing of (i) all tax returns for the Seller for all periods as to which tax returns are due on or prior to the Closing Date and (ii) all consolidated, unitary, and combined tax returns for the Seller which include the operations of the Division for any period ending on or before the Closing Date. The Seller will make all payments required with respect to any such tax return; provided, however, that the Buyer will reimburse the Seller concurrently therewith to the extent any payment the Seller is making relates to the operations of the Division for any period (or portion thereof) beginning after the Closing Date.

             (ii) The Buyer will be responsible for the preparation and filing of all tax returns for the Division for all periods as to which tax returns are due after the Closing Date (other than for tax returns with respect to periods for which the consolidated, unitary, and combined tax returns of the Seller will include the operations of the Division). The Buyer will make all payments required with respect to any such tax return; provided, however, that the Seller will reimburse the Buyer concurrently therewith to the extent any payment the Buyer is making relates to the operations of the Division for any period (or portion thereof) ending on or before the Closing Date.

             (iii) Each Party agrees from time to time following the Closing to cooperate with the other Party in connection with, and agrees to provide access in a timely manner to the accounting and tax related books and records of and related to the Business, in a manner sufficient to enable such other Party to complete its respective accounting, tax and regulatory filings.

         (c) EMPLOYEES.

             (i) The Seller shall terminate the employment of all Employees and shall terminate all service agreements or contracts relating to the services of Contingent Workers in each case effective as of the Closing. The Buyer shall offer employment to all Employees who are active employees of the Division as of the Closing (including each such Employee who is on an approved leave of absence) in positions which are substantially similar to the position held by each such Employee immediately prior to Closing; provided that each offer of employment shall be conditioned on the signing by the Employee of a release in the form set forth in Exhibit G hereto which shall be attached to the offer letter; and further provided that, with respect to an Employee on an approved leave of absence as of the Closing, such offer may be conditioned on such Employee being able to commence active employment with the Buyer within six months, as set forth in such offer letter, following Closing. The annual salary for each of the Employees who accepts such offer (collectively, the "TRANSFERRED EMPLOYEES") shall be at least equal to the annual salary such Transferred Employee received immediately prior to the date hereof. The Buyer, in its discretion, also may offer employment or service contracts to one or more Contingent Workers on such terms and conditions as it elects.

             (ii) From the date hereof through the second anniversary of the Closing, without the prior written permission of the Buyer, the Seller shall not, in any capacity, directly or indirectly, (A) hire or employ any Transferred Employee or Contingent Worker, other than any Transferred Employee or Contingent Worker who is terminated by the Buyer, or (B) recruit, solicit or induce (or in any way assist any other person or enterprise in recruiting, soliciting or inducing) any Transferred Employee or Contingent Worker to refuse to accept an offer of employment from the Buyer or to terminate his or her employment or other relationship with Buyer.

         (d) EMPLOYEE BENEFIT MATTERS.

             (i) Except with respect to the existing cash bonus plan in effect for non-sales employees (the "NON-SALES EMPLOYEE BONUS PLAN") and the severance plans attached to Section 3(m)(ii) of the Seller Disclosure Schedule, for a period of one year after the Closing Date, the Buyer shall offer the Transferred Employees employee benefits under employee benefit plans, programs and arrangements of the Buyer (the "BUYER EMPLOYEE BENEFIT PLANS") that are at least comparable to the employee benefits provided to such employees under the Employee Benefit Plans immediately prior to the Closing Date;

         provided that the employee benefits offered to the Transferred Employees by the Buyer will not include participation in a pension plan or an employee stock option plan, but will include participation in an employee stock purchase plan. With respect to the Non-Sales Employee Bonus Plan, (A) promptly after the Closing, but in any case no later than 20 days after the Closing Date, the Seller shall pay the Transferred Employees an amount equal to five-twelfths of the target bonus for each such Transferred Employee under the Non-Sales Employee Bonus Plan for the period between April 1, 2002 and March 31, 2003 and
         (B) no later than December 31, 2002, the Buyer shall grant to each such Transferred Employee who participates in the Non-Sales Employee Bonus Plan options to purchase a number of shares of common stock of IMI, which number shall be no less than that which a similarly situated employee of IMI would receive. Effective as of the Closing Date, the Buyer shall adopt and maintain a severance plan in the form set forth in Exhibit H hereto, and the Buyer hereby agrees to continue all terms and conditions of such severance plan in effect without any amendment thereto through September 28, 2003. The Buyer further agrees that it shall pay retention bonuses to certain executives pursuant to the terms of the employment agreements listed in Section 9(d) of the Buyer Disclosure Schedule at the time and in the amount specified in such employment agreements. Effective as of the Closing Date, the Seller shall take any actions necessary (including adopting any required plan amendments) to fully vest each Transferred Employee in such Transferred Employee's accrued benefits under any Employee Benefit Plan that is an Employee Pension Benefit Plan; and the Buyer shall give each Transferred Employee service credit for all purposes under each Buyer Employee Benefit Plan for all periods of employment credited to such Transferred Employee by the Seller under the Employee Benefit Plans as of the Closing Date. The Buyer shall assume all Liabilities for accrued vacation and personal days. The Buyer shall waive any preexisting condition limitation or exclusion and any waiting period otherwise applicable to any Transferred Employee under any Buyer Employee Benefit Plan that is an Employee Welfare Benefit Plan and shall credit the expenses of the Transferred Employees which were credited toward deductibles or co-payments under the applicable Employee Welfare Benefit Plans against satisfaction of any deductibles or co-payments under the Buyer's Employee Welfare Benefit Plans.

             (ii) After the Closing, the Buyer shall honor claims by Transferred Employees with respect to deferrals made by such Transferred Employees during the 2002 plan year under the MedPointe Welfare and Flexible Benefits Plan under the Buyer's cafeteria plan under Section 125 of the Code; provided, however, that within five days after the Closing, the Seller shall transfer to the Buyer all amounts that the Seller has received in respect of such deferrals, net of any amounts previously paid out by the Seller to any Transferred Employee for eligible medical and dependent care expenses incurred in the 2002 plan year.

         (e) NON-COMPETITION AND NON-SOLICIT.

             (i) Commencing on the Closing Date and ending on the date that is the tenth anniversary of the Closing Date, the Seller and its affiliates shall refrain from, without the express written consent of the Buyer, directly or indirectly, anywhere in the world, engaging in the Business (as currently conducted or proposed to be conducted by the Seller), or owning, managing, operating, financing, controlling, investing, or participating in the ownership, management, operation, finance or control of, or acting as a sales or marketing representative or consultant with respect to matters relating to or lending its name or any similar name to any Person whose business, activities, products or services are competitive with any of the business activities conducted or offered by in connection with the Business. Notwithstanding anything herein to the contrary, the Seller may make passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than five percent (5%) of the equity of such enterprise.

             (ii) Commencing on the Closing Date and ending on the date that is the fifth anniversary of the Closing Date, the Seller and its affiliates shall refrain from directly or indirectly engaging in or playing any role in encouraging, assisting, supervising or directing others to engage in soliciting or encouraging any person or entity with which the Division had a business relationship at any time within one
         (1) year prior to the Closing Date, to engage any person or entity other than the Buyer to perform any service provided by the Division or to enter into any business relationship with any person or entity other than the Buyer, or to terminate or otherwise modify adversely its business relationship with the Buyer.

         (f) MANAGEMENT INFORMATION SYSTEMS.

             (i) SAP CONVERSION AND MIGRATION. Consistent with Seller's current timetable and subject to the Buyer's agreement to continue to make available at its sole cost such Employees as are currently responsible to support Seller's activities as described herein, the Seller will (A) migrate to the SAP system on the Seller's computer servers such functionality of the legacy management information systems used by the Business as is adequate for the purpose of operating the Business as it is currently conducted, (B) validate such migration to confirm and reasonably assure its reliability, accuracy and functionality reasonably acceptable to the Buyer, (C) upon request of the Buyer, provide all documentation defining the design and configuration of such SAP system as it relates to the Buyer's implementation, including without limitation, the "Pharma Express" configuration application and templates, and (D) provide user training and user documentation to all designated Employees of the Business (the "CONVERSION"). All costs and expenses of the Conversion will be borne by the Seller, PROVIDED that the Seller shall not have any responsibility for the costs of, or allocable to, any Employee of the Business or of the Buyer in connection with the Conversion. Subject to the execution and delivery by the Buyer to the Seller of either (I) the documentation required by the SAP License Agreement in connection with the Conversion, or (II) such substitute documentation as is agreed by SAP to permit the provision by the Seller to the Buyer of SAP support services with respect to the Buyer's operation of the Business, for a period of no longer than 12 months after the Conversion, the Seller will support the Buyer's operation of the Business on the Seller's SAP system in a manner consistent as the Seller does for its own use, including the use of SAP client licenses for the designated users of the Buyer if so requested by the Buyer, for which the Buyer will reimburse the Seller for its reasonable direct costs, including without limitation any reasonable payments the Seller is required to make to SAP specifically related to such support. Within such 12 month period, the Buyer, with the full cooperation of the Seller, will migrate all data and configuration information of the Business, including without limitation all application/configuration templates and the "Phrama Express" configuration application that shall be provided by the Seller to the Buyer, from the Seller's SAP system onto the Buyer's SAP system, such migration being accomplished at the Buyer's expense.

             (ii) ORACLE CONVERSION AND MIGRATION. Consistent with Seller's current timetable and subject to the Buyer's agreement to continue to make available at its sole cost such Employees as are currently responsible to support Seller's activities as described herein, the Seller will (A) migrate to the Oracle System on the Seller's Oracle servers such historical information necessary to create the reports set out in Exhibit C to the Transition Services Agreement, (B) validate such migration to confirm and reasonably assure its reliability, accuracy and functionality, and (C) upon request of the Buyer, provide all documentation defining the design and configuration of such Oracle system as it relates to the Buyer's implementation, including without limitation, the report programs written by the Seller which access the Oracle database (the "ORACLE CONVERSION"). All costs and expenses of the Oracle Conversion will be borne by the Seller, PROVIDED that the Seller shall not have any responsibility for the costs of, or allocable to, any Employee of the Business or of the Buyer in connection with the Oracle Conversion. For a period of no longer than 12 months after the Oracle Conversion, the Seller will support the Buyer's requirements to obtain reports for data on the Business on the Seller's Oracle system in a manner consistent as the Seller does for its own use, for which the Buyer will reimburse the Seller for its reasonable direct costs. Within such 12 month period, the Buyer, with the cooperation of the Seller, will migrate all data and configuration information of the Business, from the Seller's Oracle system onto the Buyer's Oracle system, the migration being accomplished at the Buyer's expense.

         10. MISCELLANEOUS.

         (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will advise the other Party prior to making the disclosure).

         (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. The assumption of the Contract Liabilities by the Buyer hereunder shall not enlarge any rights of third parties under contracts or arrangements with the Buyer or the Seller or any of their respective affiliates or subsidiaries.

         (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

         (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates and (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder). Notwithstanding the foregoing, in the event of a sale of all or substantially all of the assets of the Seller (including a distribution to the holders of the Seller's capital stock), the Seller agrees that the buyer or recipient of such assets shall assume and become jointly liable for the obligations of the Seller hereunder.

         (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

           IF TO  THE SELLER PARTIES:         MedPointe Healthcare Inc.
                                              265 Davidson Avenue, Suite 300
                                              P.O. Box 6833
                                              Somerset, New Jersey  08875-6833
                                              Attention: General Counsel
                                              Facsimile: (732) 564-2210

           COPY TO:                           Kirkland & Ellis
                                              Citigroup Center
                                              153 East 53rd Street
                                              New York, New York  100224675
                                              Attention: Andrew E. Nagel
                                              Facsimile: (212) 446-4900

           IF TO THE BUYER PARTIES:  Inverness Medical Innovations, Inc.
                                     51 Sawyer Road
                                     Suite 2000
                                     Waltham, Massachusetts  02453
                                     Attention: Paul T. Hempel
                                     Facsimile: (781) 647-3939

           COPY TO:                  Goodwin Procter LLP
                                     Exchange Place
                                     Boston, Massachusetts  02109
                                     Attention: Stephen W. Carr, P.C.
                                                Scott F. Duggan
                                     Facsimile: (617) 523-1231

Any Party may send any notice, facsimile, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient; provided that any notice given to any of the Seller Parties shall be deemed to be a notice given to each of the Seller Parties and any notice given to any of the Buyer Parties shall be deemed to be a notice given to each of Buyer Parties. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

         (i) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (j) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (k) EXPENSES. Each of the Buyer and the Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that the Buyer will reimburse the Seller for the fees of the Audit Accountants in connection with the preparation of the Historical Financial Information, if and to the extent such fees exceed $150,000.

         (l) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

         (m) INCORPORATION OF EXHIBITS, ANNEXES AND SCHEDULES. The Exhibits, Annexes and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (n) BULK TRANSFER LAWS. The Buyer acknowledges that the Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

         (o) CONSENT TO JURISDICTION. Each Party hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York (the "NEW YORK COURTS") for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any object to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in any inconvenient forum. Each of the Parties agrees,
(a) to the extent such Party is not otherwise subject to service of process in the State of New York, to appoint and maintain an agent in the State of New York as such Party's agent for acceptance of legal process, and (b) that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to clauses (a) or (b) above shall have the same legal force and effect as if served upon such Party personally within the State of New York.

         (p) PARENT GUARANTEES.

             (i) MedPointe and CPI shall cause the Seller to perform its obligations under this Agreement and MedPointe and CPI shall be jointly and severally liable with the Seller for any failure to so perform or other breach of any of its covenants, agreements, representations, warranties or other obligations hereunder; provided that the aggregate amounts for which the Seller Parties shall be liable shall be governed by the limitations set forth in Section 7(e)(i) as if the Seller Parties taken together were the Seller.

             (ii) IMI shall cause the Buyer to perform its obligations under this Agreement and IMI shall be jointly and severally liable with the Buyer for any failure to so perform or other breach of any of its covenants, agreements, representations, warranties or other obligations hereunder; provided that the aggregate amounts for which the Buyer Parties shall be liable shall be governed by the limitations set forth in Section 7(e)(ii) as if the Buyer Parties taken together were the Buyer.

         (q) TIME IS OF THE ESSENCE. The Parties acknowledge that time is of the essence with respect to the observance of the agreements, obligations and covenants in this Agreement.

                                   * * * * *

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                 MEDPOINTE INC.

                                 By: /s/ Beth P. Hecht
                                     ------------------------------------------
                                     Name:  Beth P. Hecht
                                     Title: SVP & General Counsel

                                 THE CPI DEVELOPMENT CORPORATION

                                 By: /s/ Beth P. Hecht
                                     ------------------------------------------
                                     Name: Beth P. Hecht
                                     Title: Authorized Signatory

                                 MEDPOINTE HEALTHCARE INC.

                                 By: /s/ Beth P. Hecht
                                     ------------------------------------------
                                     Name: Beth P. Hecht
                                     Title: Director, SVP & General Counsel

                                 INVERNESS MEDICAL INNOVATIONS, INC.

                                 By: /s/ Paul T. Hempel
                                     ------------------------------------------
                                     Name: Paul T. Hempel
                                     Title: General Counsel & Secretary

                                 WL ACQUISITION CORP.

                                 By: /s/ Paul T. Hempel
                                     ------------------------------------------
                                     Name: Paul T. Hempel
                                     Title: General Counsel & Secretary